                                                                    EXHIBIT C(6)

                                         COMPLETE APPRAISAL IN A
                                         SUMMARY APPRAISAL REPORT
                                         HOTEL PROPERTY

                                         DAYS INN CAMBRIDGE
                                         2328 Southgate Parkway
                                         Cambridge, Guernsey County, Ohio 43725

                                         PREPARED FOR:
                                         Maureen Mastroieni
                                         Murray Devine & Co.
                                         1650 Arch Street, Suite 2700
                                         Philadelphia, PA 19103

                                         EFFECTIVE DATE OF THE APPRAISAL:
                                         June 25, 2003

                                         INTEGRA REALTY RESOURCES - COLUMBUS
                                         FILE NUMBER: 411-033275

                                            (C) 2001 BY INTEGRA REALTY RESOURCES

November 24, 2003

Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

SUBJECT:    Market Value Appraisal - Hotel Property
            Days Inn Cambridge
            2328 Southgate Parkway
            Cambridge, Guernsey County, Ohio 43725
            Integra Realty Resources - Columbus File No. 411-033275

Dear Ms. Mastroieni:

Integra Realty Resources is pleased to transmit the summary report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the market value of the Fee Simple Estate of the property as of June 20, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3. The definition of market value is in Addendum B.

The subject property is a 102 room, limited service lodging facility. It is currently operated as a Days Inn. The site has an area of approximately 3.616 acres and is improved with approximately 43,200 square feet as calculated from the property record card found in the Guernsey County Auditor's Office, Cambridge, Ohio. The common area includes a lobby, small breakfast area, and one meeting room that can accommodate approximately 50 people. There is an exterior pool.

November 24, 2003
Page 2

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the Prospective Market Value of the Fee Simple Estate of the subject as a going concern, as of January 1, 2005 (or stabilization and completion of deferred maintenance) is:

                   ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                  ($1,800,000)

The subject's going concern value may be allocated as follow:

Land & Buildings                                       $1,575,000
Furniture, Fixtures & Equipment                        $  125,000
Business & Other Intangibles                           $  100,000
Total Going Concern Value                              $1,800,000

The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

     1. The subject is currently operating as a franchised Days Inn. This appraisal implicitly assumes a sale, at which point the franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed completed under the As Stabilized Value above.

     2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

     3. The subject is an existing Days Inn that was constructed in 1974. The property was evaluated on October 14, 2002 and received a passing score of 499 out of 500. No Product Improvement Plan has reportedly been completed by Cendant Hotels and Resorts for a transfer of this asset. The definition of market value assumes a sale. A Product Improvement Plan (PIP) will be conducted at the time of application for a franchise transfer. Integra Realty Resources has assumed continued affiliation with Days Inn. The stabilized value assumes that any product improvement items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, indicating a product improvement plan.

November 24, 2003
Page 3

     As Is Value is determined by deducting any costs necessary to stabilize the subject. Correction of some deferred maintenance is necessary, subject to additional PIP requirements by Days Inn. We have estimated costs at $200,000. The As Is value as of June 25, 2003, is therefore estimated at:

                    ONE MILLION SIX HUNDRED THOUSAND DOLLARS

                                  ($1,600,000)

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA REALTY RESOURCES- COLUMBUS

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383776

DAYS INN CAMBRIDGE                                            UTABLE OF CONTENTS

                                TABLE OF CONTENTS

                                                                  PAGE NO.
TABLE OF CONTENTS ............................................       1
CERTIFICATION ................................................       1
ASSUMPTIONS AND LIMITING CONDITIONS ..........................       3
SUMMARY OF SALIENT FACTS AND CONCLUSIONS .....................       6
GENERAL INFORMATION ..........................................       7
   Identification of Subject .................................       7
   Current Ownership, Sales History, Status ..................       7
   Purpose, Property Rights and Effective Date ...............       7
   Intended Use and Intended User ............................       7
   Scope of Appraisal ........................................       7
REGIONAL ANALYSIS ............................................      10
   Guernsey County Area Analysis .............................      10
NEIGHBORHOOD ANALYSIS ........................................      20
LODGING MARKET ANALYSIS ......................................      25
PROPERTY ANALYSIS ............................................      41
   Description and Analysis of the Land ......................      41
   Description and Analysis of the Improvements ..............      43
REAL ESTATE TAX ANALYSIS .....................................      47
HIGHEST AND BEST USE ANALYSES ................................      48
VALUATION ANALYSIS ...........................................      50
   Valuation Methodology .....................................      50
SALES COMPARISON APPROACH ....................................      51
INCOME CAPITALIZATION APPROACH ...............................      60
RECONCILIATION ...............................................      78
ADDENDA
   Subject Photographs .......................................  Addendum A
   Definitions ...............................................  Addendum B
   Property and Financial Information ........................  Addendum C
   Qualifications ............................................  Addendum D

[IRR LOGO]                                  (C) 2001 BY INTEGRA REALTY RESOURCES

DAYS INN CAMBRIDGE                                                 CERTIFICATION

CERTIFICATION

     We certify that, to the best of our knowledge and belief:

     1.   The statements of fact contained in this report are true and correct.

     2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

     3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

     4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

     5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP), and in accordance with the appraisal-related mandates within Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

     8. Eric Belfrage, MAI, CRE, ISHC and John R. Dehner have made a personal inspection of the property that is the subject of this report on June 25, 2003. Robin Lorms, MAI, CRE has not personally inspected the subject.

     9. John R. Dehner has provided assistance to the Appraiser(s) in the preparation of market data.

     10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

     11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

     12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

     13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

[IRR LOGO]                                                                PAGE 1

DAYS INN CAMBRIDGE                                                 CERTIFICATION

     14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     15. As of the date of this appraisal, Eric Belfrage has and Robin Lorms has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

[IRR LOGO]                                                                PAGE 2

DAYS INN CAMBRIDGE                           ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

     In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

     1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

     2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

     3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

     4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

     5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

     6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

     7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

     8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

     9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

     10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

     11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

[IRR LOGO]                                                                PAGE 3

DAYS INN CAMBRIDGE                           ASSUMPTIONS AND LIMITING CONDITIONS

     12. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

     13. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

     14. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

     15. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

     16. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

     17. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

     18. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

     19. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

     20. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

     21. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

     22. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine

[IRR LOGO]                                                                PAGE 4

DAYS INN CAMBRIDGE                           ASSUMPTIONS AND LIMITING CONDITIONS

          whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

     23. This appraisal report has been prepared for the exclusive benefit of Murray Devine & Co. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

     24. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

     25. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     26. We assume continued affiliation with Days Inn. The definition of value assumes a sale occurs. We assume continued affiliation with Days Inn. The definition of value assumes a sale occurs. In most cases, the transfer of hotel property would trigger a Product Improvement Plan
          (PIP). We are under the impression that Days Inn does not require the buyer to perform a PIP for this transaction.

[IRR LOGO]                                                                PAGE 5

DAYS INN CAMBRIDGE                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS

SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                                LODGING PROPERTY

                                                Days Inn
                                                2328 Southgate Parkway
PROPERTY                                        Cambridge, Ohio 43725
--------------------------------------------------------------------------------
PROPERTY TAX IDENTIFICATION NUMBER (S)          06-00040
EFFECTIVE DATE OF THE APPRAISAL                 June 25, 2003
PROSPECTIVE, UPON COMPLETION OF REPAIRS         January 1, 2005
--------------------------------------------------------------------------------
DATE OF THE REPORT                              July 21, 2003
--------------------------------------------------------------------------------
OWNER OF RECORD                                 Beckelbe LTD
LAND AREA                                       3.616 acres, 157,513 square feet
NUMBER OF UNITS                                 102
GROSS BUILDING AREA (GBA)                       43,200 square feet
YEAR BUILT                                      1974
ZONING DESIGNATION                              GSCD (General Service Commercial
                                                District)
FLOOD PLAIN MAP PANEL NUMBER AND DATE           39059C0092C / 2-17-1989
FLOOD PLAIN DESIGNATION                         Zone X
REAL ESTATE TAXES, YEAR 2002                    $21,358.70 Status: Current
HIGHEST AND BEST USE AS IMPROVED                Limited Service Hotel
PROPERTY RIGHTS APPRAISED                       Fee Simple estate
ESTIMATED EXPOSURE TIME AND
   MARKETING PERIOD                             12 months, 12 months
================================================================================
MARKET VALUE INDICATIONS
   COST APPROACH                                Not developed
   SALES COMPARISON APPROACH                    $2,000,000 to $2,500,000
   INCOME CAPITALIZATION APPROACH
     DIRECT CAPITALIZATION                      $1,800,000
MARKET VALUE CONCLUSION OF GOING CONCERN        $1,800,000 OR $17,647 PER ROOM
GOING CONCERN ALLOCATION AS OF JAN. 1, 2005
   LAND AND IMPROVEMENTS                        $1,575,000
   PERSONAL PROPERTY                            $125,000
   BUSINESS VALUE                               $100,000
   TOTAL                                        $1,800,000
AS IS VALUE AS OF JUNE 25, 2003                 $1,600,000
--------------------------------------------------------------------------------

[IRR LOGO]                                                                PAGE 6

DAYS INN CAMBRIDGE                                           GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

     The subject consists of a 102 room, limited service lodging facility containing a gross building area of approximately 43,200 square feet. The improvements were constructed in 1974, and are situated on a site containing a total land area of 3.616 acres. The street address is 2328 Southgate Parkway, Cambridge, Ohio 43725. The property is identified by the Guernsey County Auditor's Office as parcel 07-00040. A legal description as well as photographs of the subject is located in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

     The subject is currently owned by Beckelbe LTD. To the best of our knowledge, no other sale or transfer of ownership has occurred within the last three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

     The purpose of this appraisal is to derive our opinion of the Market Value of the Fee Simple Interest of the subject as of the effective date of the appraisal, June 25, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 25, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John
     R. Dehner.

INTENDED USE AND INTENDED USER

     This appraisal report has been prepared for Maureen Mastroieni of Murray Devine & Co., to assist in due diligence in the process of assisting Janus Hotels in a transaction converting them from public to private organization. It is not intended for any other use.

SCOPE OF APPRAISAL

     As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

          - Physically inspected the subject and the surrounding neighborhood.

          - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

          - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

          - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

[IRR LOGO]                                                                PAGE 7

DAYS INN CAMBRIDGE                                           GENERAL INFORMATION

          - Prepared a self-contained appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

     This report involves a complete appraisal of the subject and conforms to the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

     Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

     The exposure period and marketing time are defined as follows:

     EXPOSURE TIME AND MARKETING PERIOD

          Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

          Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

          Recent national surveys were consulted to determine the typical expected marketing period. Following is the First Quarter 2003 Survey from PriceWaterhouse Coopers.

                                                    CURRENT       THIRD
KEY INDICATORS                                      QUARTER    QUARTER 2002    YEAR AGO
AVERAGE MARKETING TIME (IN MONTHS)
RANGE                                              2.00-12.00   2.00-12.00    2.00-12.00
AVERAGE                                               7.00         7.00          7.90
CHANGE (Basis Points)                                  -            0           -11.39

*Source: PricewaterhouseCoopers


[IRR LOGO]                                                                PAGE 8

DAYS INN CAMBRIDGE                                           GENERAL INFORMATION

     Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

     In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of up to 12 months are reasonable.

[IRR LOGO]                                                                PAGE 9

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

REGIONAL ANALYSIS

GUERNSEY COUNTY AREA ANALYSIS

     INTRODUCTION

          We analyzed the demographics of Guernsey County and the State of Ohio, using as a basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

     POPULATION

          Historical and projected population trends for Guernsey County are charted below:

                                POPULATION TRENDS

                                 GUERNSEY COUNTY

                                  [BAR CHART]

YEAR   POPULATION (1,000'S)
----   --------------------
1988           39.6
1993           39.4
1998           40.7
1999           40.8
2000           40.8
2001           41.0
2002           41.2
2003           41.4
2004           41.6
2005           41.8
2006           42.1
2007           42.3
2008           42.6
2013           44.1
2018           45.8

          The population of Guernsey County increased at a compounded annual rate of 0.32% from 1998 to 2003. For the same time period, the State of Ohio grew at a compounded annual rate of approximately 0.44%. Over the last fifteen years Guernsey County's average annual compound change was 0.30%, compared to 0.46% for the State of Ohio.

          Looking ahead, both Guernsey County and the State of Ohio are anticipated to experience continued growth, with the State of Ohio future population estimates reflecting growth rates similar to those experienced in the past. Guernsey County future population estimates are greater than those experienced in the past. For the period 2003 to 2018, the populations of Guernsey County and the the State of Ohio are expected to increase by an average annual compound rate of 0.68% and 0.51%, respectively. For the next five years, the population of Guernsey County should grow slightly slower than the 15-year average.

[IRR LOGO]                                                               PAGE 10

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

                          POPULATION TRENDS COMPARISON

                        STATE OF OHIO               GUERNSEY COUNTY
          -----------------------------------------------------------------------
                                             %                               %
              YEAR    POPULATION (000'S)   CHANGE    POPULATION (000'S)    CHANGE
              ----    ------------------   ------    ------------------    ------
              1988         10,798.6                          39.6
              1993         11,101.1           2.8%           39.4            -0.6%
              1998         11,311.5           1.9%           40.7             3.5%
HISTORICAL    1999         11,335.5           0.2%           40.8             0.0%
              2000         11,371.2           0.3%           40.8             0.2%
              2001         11,394.4           0.2%           41.0             0.5%
              2002         11,476.4           0.7%           41.2             0.4%

CURRENT       2003         11,560.8           0.7%           41.4             0.5%

              2004         11,607.0           0.4%           41.6             0.5%
              2005         11,655.0           0.4%           41.8             0.5%
              2006         11,704.8           0.4%           42.1             0.5%
              2007         11,757.0           0.4%           42.3             0.6%
PROJECTED     2008         11,811.7           0.5%           42.6             0.6%
              2013         12,119.2           2.6%           44.1             3.5%
              2018         12,471.0           2.9%           45.8             4.0%

AVERAGE ANNUAL     HISTORICAL
COMPOUND CHANGE      Past 5 years            0.44%                           0.32%
                     Past 15 years           0.46%                           0.30%

                   PROJECTED
                     Next 5 years            0.43%                           0.56%
                     Next 15 years           0.51%                           0.68%

Source: NPA Data Services, Inc.; compiled by IRR

EMPLOYMENT

     Employment trends for both Guernsey County and the State of Ohio should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Guernsey County employment decreased at an average annual compound rate of -0.73% compared to 0.35% for the the State of Ohio. These figures indicate that Guernsey County lagged the State of Ohio in employment growth over the last five years. Looking back fifteen years, Guernsey County employment grew at an average annual compound rate of 0.63%, compared to the State of Ohio growth rate of 1.19%.

     Over the next five and fifteen years Guernsey County employment growth should continue to lag the State of Ohio growth rate. From 2003 to 2008, Guernsey County should grow by a 0.99% average annual growth rate, while the long term projection, 2003 to 2018, is for a 1.01% increase. For the same periods, employment in the State of Ohio is expected to grow at average annual compound rates of 1.27% and 1.10%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Guernsey County has lagged the State of Ohio's growth rate, suggesting that Guernsey County's relative position is

[IRR LOGO]                                                               PAGE 11

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

     stable.

     Employment trends for Guernsey County and the the State of Ohio are presented below.

                      NON-FARM EMPLOYMENT TRENDS COMPARISON

                       STATE OF OHIO                GUERNSEY COUNTY
             -----------------------------------------------------------------
                                           %                              %
             YEAR   EMPLOYMENT (000'S)   CHANGE    EMPLOYMENT (000'S)   CHANGE
             ----   ------------------   ------    ------------------   ------
             1988        5,610.6                           16.8
             1993        5,907.8            5.3%           16.5           -1.8%
             1998        6,586.3           11.5%           19.2           16.1%
HISTORICAL   1999        6,685.5            1.5%           19.2            0.1%
             2000        6,787.1            1.5%           19.4            1.4%
             2001        6,728.2           -0.9%           18.7           -3.7%
             2002        6,637.8           -1.3%           18.4           -1.8%

CURRENT      2003        6,704.0            1.0%           18.5            0.5%

             2004        6,792.7            1.3%           18.6            1.0%
             2005        6,892.9            1.5%           18.9            1.1%
             2006        6,977.1            1.2%           19.0            0.9%
PROJECTED    2007        7,062.7            1.2%           19.2            1.0%
             2008        7,140.3            1.1%           19.4            0.9%
             2013        7,549.8            5.7%           20.4            5.4%
             2018        7,894.8            4.6%           21.5            5.0%

AVERAGE ANNUAL     HISTORICAL
COMPOUND CHANGE      Past 5 years          0.35%                         -0.73%
                     Past 15 years         1.19%                          0.63%

                   PROJECTED
                     Next 5 years          1.27%                          0.99%
                     Next 15 years         1.10%                          1.01%

Source: NPA Data Services, Inc.; compiled by IRR

     To more completely understand the economy of Guernsey County and the State of Ohio and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.

[IRR LOGO]                                                               PAGE 12

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

                             EMPLOYMENT SECTORS 2003

                                 GUERNSEY COUNTY

                                   [BAR CHART]

    SECTOR         PERCENTAGE
---------------    ----------
Services                 30.1%
Retail Trade             20.0%
Government               15.4%
Manufacturing            13.9%
Construction              6.0%
FIRE                      4.5%
TCPU                      4.3%
Wholesale Trade           3.8%
Mining & Other            2.0%

     The preceding chart and following tables show that in 2003, the largest employment sectors in Guernsey County were:

          -    Services (30.1%)

          -    Retail Trade (20.0%)

          -    Government (15.4%)

          -    Manufacturing (13.9%)

     By comparison, the State of Ohio's largest employment sectors were Services (30.9%), Retail Trade (18.0%), Manufacturing (15.2%), and Government (12.4%).

     Over the past fifteen years, the largest meaningful percentage gains in employment within Guernsey County occurred within the Services and Construction sectors with annual average compound growth rates of 2.90% and 2.74% respectively. Over the past five years the most significant activity has occurred in the Government and Services sectors with annual average compound growth rates of 1.17% and 0.33%, respectively.

[IRR LOGO]                                                               PAGE 13

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS

                                 GUERNSEY COUNTY

                                                                              CHANGE RATE
                                 %                                %        -----------------
                       1988   OF TOTAL    1993   1998   2003   OF TOTAL    (15 YR)    (5 YR)
                       ----   --------    ----   ----   ----   --------    -------    ------
Total Employment       16.8        100%   16.5   19.2   18.5        100%       0.6%     -0.7%

Services                3.6       21.6%    4.1    5.5    5.6       30.1%       2.9%      0.3%
Retail Trade            3.1       18.3%    3.2    3.8    3.7       20.0%       1.3%     -0.4%
Government              2.8       16.9%    2.7    2.7    2.8       15.4%       0.0%      1.2%
Manufacturing           3.7       22.1%    2.9    3.2    2.6       13.9%      -2.4%     -4.2%
Construction            0.7        4.4%    1.0    1.2    1.1        6.0%       2.7%     -1.7%
FIRE                    0.7        4.0%    0.8    0.9    0.8        4.5%       1.4%     -0.7%
TCPU                    0.8        4.8%    0.9    0.8    0.8        4.3%      -0.1%     -0.7%
Wholesale Trade         0.8        4.5%    0.5    0.7    0.7        3.8%      -0.5%      0.0%
Mining & Other          0.6        3.6%    0.5    0.5    0.4        2.0%      -3.2%     -3.8%

Ttl Non-Mfg.           13.1       77.9%   13.6   16.0   15.9       86.1%       1.3%     -0.1%
Ttl Office-Related*     7.1       42.5%    7.5    9.0    9.2       50.0%       1.7%      0.5%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.

                            EMPLOYMENT SECTOR TRENDS

                                 GUERNSEY COUNTY

                                   [BAR CHART]

                                              YEAR
                           ----------------------------------------------
  EMPLOYMENT (000'S)       1988   1993   1998   2003   2008   2013   2018
-----------------------    ----   ----   ----   ----   ----   ----   ----
Office Related              7.1    7.5    9.0    9.2    9.8   10.5   11.2
Other Non-Manufacturing    13.1   13.6   16.0   15.9   17.0   18.1   19.2
Manufacturing               3.7    2.9    3.2    2.6    2.4    2.3    2.3

     Historical trends for the State of Ohio are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the

[IRR LOGO]                                                               PAGE 14

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

     Services and Construction sectors with annual average compound growth rates of 2.2% and 2.2% respectively. Over the past five years significant activity has occurred in the Mining & Other and Construction sectors with annual average compound growth rates of 1.9% and 1.5%.

                           HISTORIC EMPLOYMENT TRENDS

                                  STATE OF OHIO

                                                                                               CHANGE RATE
                                    %                                             %        -------------------
                         1988    OF TOTAL       1993       1998       2003     OF TOTAL    (15 YR)      (5 YR)
                        ------   --------      ------     ------     ------    --------    -------      ------
Total Employment        5610.6        100%     5907.8     6586.3     6704.0        100%        1.2%        0.4%

Construction             266.4        4.7%      286.1      343.1      370.0        5.5%        2.2%        1.5%
FIRE                     388.2        6.9%      401.5      478.9      512.7        7.6%        1.9%        1.4%
Government               744.2       13.3%      789.0      803.2      828.0       12.4%        0.7%        0.6%
Manufacturing           1128.3       20.1%     1073.7     1121.2     1017.1       15.2%       -0.7%       -1.9%
Mining & Other            71.4        1.3%       73.3       77.8       85.6        1.3%        1.2%        1.9%
Retail Trade            1001.9       17.9%     1064.3     1186.1     1209.8       18.0%        1.3%        0.4%
Services                1487.9       26.5%     1685.3     1968.3     2070.2       30.9%        2.2%        1.0%
TCPU                     248.8        4.4%      254.9      289.2      297.1        4.4%        1.2%        0.5%
Wholesale Trade          273.7        4.9%      279.7      318.6      313.5        4.7%        0.9%       -0.3%

Ttl Non-Mfg.            4482.3       79.9%     4834.0     5465.1     5686.9       84.8%        1.6%        0.8%
Ttl Office-Related*       2620       46.7%     2875.8     3250.4     3410.9       50.9%        1.8%        1.0%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Fifteen year projections for Guernsey County show Wholesale Trade related employment leading all other sectors with Services second. The forecast for the State of Ohio has Mining & Other related employment leading all other sectors with Wholesale Trade second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS

                                 GUERNSEY COUNTY

                                                                                                CHANGE RATE
                                    %                                             %        -------------------
                         2003    OF TOTAL       2008       2013       2018     OF TOTAL    (15 YR)      (5 YR)
                        ------   --------      ------     ------     ------    --------    -------      ------
Total Employment         18.5         100%      19.4       20.4       21.5          100%       1.0%        1.0%

Construction              1.1         6.0%       1.2        1.3        1.4          6.3%       1.4%        1.4%
FIRE                      0.8         4.5%       0.8        0.9        0.9          4.1%       0.4%        0.2%
Government                2.8        15.4%       2.9        3.1        3.2         14.7%       0.7%        0.6%
Manufacturing             2.6        13.9%       2.4        2.3        2.3         10.5%      -0.9%       -1.0%
Mining & Other            0.4         2.0%       0.4        0.4        0.4          1.7%       0.0%       -0.5%
Retail Trade              3.7        20.0%       4.0        4.2        4.5         21.0%       1.3%        1.4%
Services                  5.6        30.1%       6.1        6.6        7.1         33.1%       1.7%        1.8%
TCPU                      0.8         4.3%       0.8        0.8        0.9          4.0%       0.4%        0.2%
Wholesale Trade           0.7         3.8%       0.8        0.9        1.0          4.6%       2.3%        2.7%

Ttl Non-Mfg.             15.9        86.1%      17.0       18.1       19.2         89.5%       1.3%        1.3%
Ttl Office-Related*       9.2        50.0%       9.8       10.5       11.2         51.9%       1.3%        1.3%

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

[IRR LOGO]                                                               PAGE 15

DAYS INN CAMBRIDGE                                            REGIONAL ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS

                                  STATE OF OHIO

                                                                                                CHANGE RATE
                                    %                                             %        -------------------
                         2003    OF TOTAL       2008       2013       2018     OF TOTAL    (15 YR)      (5 YR)
                        ------   --------      ------     ------     ------    --------    -------      ------
Total Employment        6704.0        100%     7140.3     7549.8     7894.8         100%       1.1%        1.3%

Construction             370.0        5.5%      403.4      439.2      471.6         6.0%       1.6%        1.7%
FIRE                     512.7        7.6%      544.7      574.0      597.6         7.6%       1.0%        1.2%
Government               828.0       12.4%      884.9      937.2      980.8        12.4%       1.1%        1.3%
Manufacturing           1017.1       15.2%     1014.8     1001.3      975.0        12.3%      -0.3%        0.0%
Mining & Other            85.6        1.3%       96.6      107.9      118.6         1.5%       2.2%        2.5%
Retail Trade            1209.8       18.0%     1297.5     1380.5     1451.9        18.4%       1.2%        1.4%
Services                2070.2       30.9%     2242.7     2410.6     2561.4        32.4%       1.4%        1.6%
TCPU                     297.1        4.4%      310.9      323.6      333.8         4.2%       0.8%        0.9%
Wholesale Trade          313.5        4.7%      344.9      375.8      404.2         5.1%       1.7%        1.9%

Ttl Non-Mfg.            5686.9       84.8%     6125.5     6548.6     6919.8        87.7%       1.3%        1.5%
Ttl Office-Related*     3410.9       50.9%     3672.3     3921.8     4139.8        52.4%       1.3%        1.5%

*Includes FIRE, Services and Government          (Numbers in thousands (000's))

     Guernsey County accounted for approximately 0.30% of the State of Ohio's employment in 1988. In 2003, the ratio is 0.28% and it is projected at 0.27% through 2018. This is an indication that Guernsey County is growing at a rate similar to the State of Ohio.

     Guernsey County's economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Guernsey County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area's major employers are listed below.

                                 MAJOR EMPLOYERS

EMPLOYER
-----------------------------------------------------------
Cambridge City Board of Education             Government
Daimler Chrysler/Detroit Diesel               Manufacturing
Guernsey County Government                    Government
Interim Healthcare                            Service
LDM Technologies                              Manufacturing
Manpower                                      Service
Rolling Hills Local Board of Ed               Government
Southeastern Ohio Regional Medical Center     Service
State of Ohio                                 Government

INCOME

     Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Guernsey County's income grew at an average annual compound rate of 2.19%, compared to the State of Ohio average annual compound

[IRR LOGO]                                                               PAGE 16

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

     growth rate of 1.88%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years. Guernsey County's average annual compound growth rate was 1.58% as compared to 1.73% for the State of Ohio. Projections for the next five and fifteen year periods reflect growth rates for Guernsey County that are greater than the anticipated gains for the State of Ohio. For the two time frames, 2003 to 2008 and 2003 to 2018, Guernsey County is anticipated to experience 2.53% and 2.16% average annual growth rates, respectively, compared to the projected growth rates of the State of Ohio of 2.28% and 1.86%.

     An examination of income per household reveals that, historically, Guernsey County has experienced a growth rate above that of the State of Ohio. Future projections predict faster growth for Guernsey County compared to the State of Ohio. In absolute dollars, Guernsey County's personal income historically has been below that of the State of Ohio, both on per capita and per household bases.

                          INCOME PER CAPITA COMPARISON

                    STATE OF OHIO            GUERNSEY COUNTY
             -------------------------------------------------------
                                      %                         %
             YEAR   INCOME/CAPITA   CHANGE    INCOME/CAPITA   CHANGE
             ----   -------------   ------    -------------   ------
             1988     $  21,340                 $  15,654
             1993     $  22,325        4.6%     $  15,814        1.0%
             1998     $  25,161       12.7%     $  17,763       12.3%
HISTORICAL   1999     $  25,561        1.6%     $  17,687       -0.4%
             2000     $  26,366        3.1%     $  18,096        2.3%
             2001     $  26,658        1.1%     $  18,804        3.9%
             2002     $  26,805        0.5%     $  19,143        1.8%

CURRENT      2003     $  27,616        3.0%     $  19,792        3.4%

             2004     $  28,362        2.7%     $  20,348        2.8%
             2005     $  29,107        2.6%     $  20,896        2.7%
             2006     $  29,745        2.2%     $  21,427        2.5%
PROJECTED    2007     $  30,363        2.1%     $  21,947        2.4%
             2008     $  30,918        1.8%     $  22,424        2.2%
             2013     $  33,787        9.3%     $  24,912       11.1%
             2018     $  36,400        7.7%     $  27,257        9.4%

AVERAGE ANNUAL     HISTORICAL
COMPOUND CHANGE      Past 5 years     1.88%                     2.19%
                     Past 15 years    1.73%                     1.58%

                   PROJECTED
                     Next 5 years     2.28%                     2.53%
                     Next 15 years    1.86%                     2.16%

Source: NPA Data Services, Inc.; compiled by IRR

[IRR LOGO]                                                               PAGE 17

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                          STATE OF OHIO                 GUERNSEY COUNTY
             ---------------------------------------------------------------
                                          %                             %
             YEAR   INCOME/HOUSEHOLD    CHANGE    INCOME/HOUSEHOLD    CHANGE
             ----   ----------------    ------    ----------------    ------
             1988      $  56,955                     $   41,229
             1993      $  58,389           2.5%      $   40,879         -0.8%
             1998      $  64,676          10.8%      $   45,230         10.6%
HISTORICAL   1999      $  65,439           1.2%      $   44,887         -0.8%
             2000      $  67,249           2.8%      $   45,918          2.3%
             2001      $  67,803           0.8%      $   47,453          3.3%
             2002      $  68,025           0.3%      $   48,212          1.6%

CURRENT      2003      $  69,929           2.8%      $   49,707          3.1%

             2004      $  71,656           2.5%      $   50,979          2.6%
             2005      $  73,373           2.4%      $   52,222          2.4%
             2006      $  74,814           2.0%      $   53,421          2.3%
             2007      $  76,195           1.8%      $   54,584          2.2%
PROJECTED    2008      $  77,410           1.6%      $   55,636          1.9%
             2013      $  83,497           7.9%      $   60,962          9.6%
             2018      $  88,211           5.6%      $   65,375          7.2%

AVERAGE ANNUAL
                    HISTORICAL
COMPOUND GROWTH       Past 5 years        1.57%                         1.91%
                      Past 15 years       1.38%                         1.25%

                    PROJECTED
                      Next 5 years        2.05%                         2.28%
                      Next 15 years       1.56%                         1.84%

Source: NPA Data Services, Inc.; compiled by IRR

CONCLUSION

     Overall, the economic outlook for Guernsey County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Guernsey County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

[IRR LOGO]                                                               PAGE 18

DAYS INN CAMBRIDGE                                             REGIONAL ANALYSIS

     AREA MAP
     [MAP]

     MAP OF MSA
     [MAP]

[IRR LOGO]                                                               PAGE 19

DAYS INN CAMBRIDGE                                         NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

     BOUNDARIES

     The subject neighborhood is located approximately 75 miles east of Columbus, Ohio and approximately 45 miles west of Wheeling, West Virginia off interstate 70 and the State Route 209 (Southgate Parkway) Interchange. Boundaries include generally the city of Cambridge which is located approximately one mile north of the subject. Uses in the immediate subject neighborhood include retail, residential and some office / commercial.

     ACCESS

     Primary access to the neighborhood is from I-70, I-77, and State Route 209.

     EMPLOYMENT

     Primary employment centers in the neighborhood consist of factory and manufacturing including Boyd's Glass, Mosser Glass and Factory, Colgate/Palmolive and Detroit Diesel Remanufacturing.

     PUBLIC SERVICES

     Schools, fire and police protection are all considered average for the neighborhood.

PREDOMINANT AGE OF IMPROVEMENTS                      20-40 years
PREDOMINANT QUALITY AND CONDITION                    Average to fair
APPROXIMATE PERCENT DEVELOPED                        50%
PERCENT DEVELOPED AS SINGLE-FAMILY                   60%
PREVAILING SINGLE-FAMILY PRICE RANGE                 Moderate
LIFE CYCLE STAGE                                     Stability
INFRASTRUCTURE/PLANNING                              Average
PREDOMINANT LOCATION OF UNDEVELOPED LAND             West
PREVAILING DIRECTION OF GROWTH                       East
SUBJECT'S IMMEDIATE SURROUNDING LAND USE:
North - Southgate Office Park, Shell Station, Holiday Inn
East - Rax, Forum Restaurant, KFC, Kroger Shopping Center, BP Station
South - Bob Evans
West - Super 8

     TRENDS

     From 1990 to 2000, the subject's neighborhood has seen increasing numbers in population within a one mile radius but decreasing numbers within a three and five mile radius as shown in the demographics following this section. Population and number of households are expected to decrease slightly over the next few years.

[IRR LOGO]                                                               PAGE 20

DAYS INN CAMBRIDGE                                         NEIGHBORHOOD ANALYSIS

     DEVELOPMENT ACTIVITY

     During the last few years, the subject's neighborhood has seen some development including a new Wal-Mart.

     DEMAND GENERATORS

     The following generates lodging demand in the neighborhood.

          -    Cambridge Glass Museum

          -    Boyd's Glass Factory

          -    Georgetown Vineyards

          -    Colgate/Palmolive

          -    Detroit Diesel Remanufacturing

          -    Pritchard Laughlin Civic Center

          -    Degenhart Glass Museum

          -    John Glenn Museum

     OUTLOOK AND CONCLUSIONS

     The neighborhood is in the stability stage of its life cycle. Given the history of the neighborhood and the growth trends, it is our opinion that values in the subject neighborhood are expected to remain stable in the near future.

[IRR LOGO]                                                               PAGE 21

DAYS INN CAMBRIDGE                                         NEIGHBORHOOD ANALYSIS

     NEIGHBORHOOD MAP

[MAP]

[IRR LOGO]                                                               PAGE 22

DAYS INN CAMBRIDGE                                         NEIGHBORHOOD ANALYSIS

     POP-FACTS: DEMOGRAPHIC QUICK FACTS
2328 SOUTHGATE PKWY
CAMBRIDGE, OH 43725-3036

DESCRIPTION                                                 1 ML RADIUS      PCT.   3 ML RADIUS      PCT.  5 ML RADIUS     PCT.
POPULATION
    2008 Projection                                             806                     14,994                 22,524
    2003 Estimate                                               842                     15,281                 22,849
    2000 Census                                                 860                     15,511                 23,108
    1990 Census                                                 856                     16,032                 23,307
    Growth 1990 - 2000                                         0.47%                     -3.25%                 -0.85%

HOUSEHOLDS
    2008 Projection                                             338                      6,298                  9,384
    2003 Estimate                                               350                      6,374                  9,409
    2000 Census                                                 356                      6,447                  9,453
    1990 Census                                                 351                      6,531                  9,214
    Growth 1990 - 2000                                         1.42%                     -1.29%                  2.59%

2003 EST. POPULATION BY SINGLE CLASSIFICATION RACE              842                     15,281                 22,849
    White Alone                                                 783        92.99%       14,321     93.72%      21,661    94.80%
    Black or African American Alone                              37         4.39%          495      3.24%         551     2.41%
    American Indian and Alaska Native Alone                       2         0.24%           48      0.31%          76     0.33%
    Asian Alone                                                   1         0.12%           67      0.44%          95     0.42%
    Native Hawaiian and Other Pacific Islander Alone                        0.00%                   0.00%           1     0.00%
    Some Other Race Alone                                         3         0.36%           62      0.41%          76     0.33%
    Two or More Races                                            16         1.90%          287      1.88%         389     1.70%

2003 EST. POPULATION HISPANIC OR LATINO                         842                     15,281                 22,849
    Hispanic or Latino                                           10         1.19%          142      0.93%         198     0.87%
    Not Hispanic or Latino                                      832        98.81%       15,139     99.07%      22,651    99.13%

2003 TENURE OF OCCUPIED HOUSING UNITS*                          350                      6,374                  9,409
    Owner Occupied                                              205        58.57%        3,954     62.03%       6,171    65.59%
    Renter Occupied                                             145        41.43%        2,420     37.97%       3,238    34.41%

2003 AVERAGE HOUSEHOLD SIZE                                    2.26                       2.36                   2.39

2003 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                        350                      6,374                  9,409
    Income Less than  $ 15,000                                  102        29.14%        1,426     22.37%       2,044    21.72%
    Income $15,000 -  $ 24,999                                   92        26.29%        1,257     19.72%       1,744    18.54%
    Income $25,000 -  $ 34,999                                   56        16.00%        1,031     16.18%       1,483    15.76%
    Income $35,000 -  $ 49,999                                   52        14.86%        1,063     16.68%       1,608    17.09%
    Income $50,000 -  $ 74,999                                   37        10.57%          948     14.87%       1,504    15.98%
    Income $75,000 -  $ 99,999                                    8         2.29%          342      5.37%         550     5.85%
    Income $100,000 - $149,999                                    2         0.57%          218      3.42%         334     3.55%
    Income $150,000 - $249,999                                    2         0.57%           58      0.91%          93     0.99%
    Income $250,000 - $499,999                                              0.00%           24      0.38%          36     0.38%
    Income $500,000 and over                                                0.00%            8      0.13%          12     0.13%

2003 EST. AVERAGE HOUSEHOLD INCOME                          $28,729                 $   39,284             $   40,475
2003 EST. MEDIAN HOUSEHOLD INCOME                           $22,957                 $   29,893             $   31,176
2003 EST. PER CAPITA INCOME                                 $12,293                 $   16,496             $   16,778

*In contrast to Claritas Demographic Estimates, "smoothed" data items are Census 2000 tables made consistent with current year estimated and 5 year projected base counts.

(C) 2003 CLARITAS INC. All rights reserved.

[IRR LOGO]                                                               PAGE 23

DAYS INN CAMBRIDGE

[MAP]

[IRR LOGO]                                                               PAGE 24

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

LODGING MARKET ANALYSIS

     The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area and competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

     NATIONAL TRENDS

                             U.S. LODGING INDUSTRY

     KEY STATISTICS


               SUPPLY     DEMAND                                         %                %        GOP      FIXED CHARGES
               % CHG      % CHG      OCCUPANCY    % CHG       ADR       CHG   REVPAR     CHG      (RTS) *       (RTS)
1992            0.8        2.1         62.6         1.3     $ 59.17     1.5   $ 37.06     2.8      29.5          25.6
1993            0.4        1.9         63.6         1.6     $ 60.79     2.7   $ 38.64     4.2      30.5          22.8
1994            1.2        3.1         64.7         1.7     $ 63.19     3.9   $ 40.91     5.9      36.2          24.0
1995            1.5        2.1         65.1         0.6     $ 66.22     4.8   $ 43.10     5.4      37.0          20.1
1996            2.4        2.32        64.9        -0.3     $ 70.53     6.5   $ 45.81     6.3      38.2          17.6
1997            3.6        2.8         64.4        -0.8     $ 74.71     5.9   $ 48.13     5.1      40.3          15.8
1998            4.2        3.1         63.8        -0.9     $ 78.17     4.6   $ 49.86     3.6      40.2          13.5
1999            4.1        3.0         63.2        -1.1     $ 81.29     4.0   $ 51.33     2.9      39.2          13.9
2000            3.1        3.7         63.5         0.6     $ 85.24     4.9   $ 54.15     5.5      40.9          13.5
2001            2.4       -3.4         59.8        -5.7     $ 84.45    -1.3   $ 50.49    -6.9      37.0          17.7
2002            1.8         .8         59.2        -1.0     $ 83.15    -1.5   $ 49.24    -2.5       N/A           N/A

  * GROSS OPERATING PROFIT RATIO TO SALES

  SOURCE: (C) 2002 Smith Travel Research

     Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

          -    Improved hotel performance

          -    Financing availability at low interest rates

          -    Demand from real estate investment trusts

          -    Growing economic trends

          -    Expansion of major franchise affiliations

     During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.

[IRR LOGO]                                                               PAGE 25

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

     The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001 for the first time in the 10 year trend presented.

     The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

          -    Prolonged economic downturn

          -    Uncertainty wit regard to the war on terror

          -    Continued terrorism fears

          -    Financial market instability

          -    Public mistrust of business leaders

          -    Prolonged travel reductions

     These factors have resulted in a fundamental shift in the lodging market.

     The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 1st Quarter 2003 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

[IRR LOGO]                                                               PAGE 26

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

[MAP]

          SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor

     The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

TABLE 1: PRICEWATERHOUSECOOPERS
U.S. LODGING FORECAST, JUNE 2003                                              ANNUAL FIGURES
                                                     2000       2001       2002        2003        2004          2005
                                                     ----       ----       ----        ----        ----          ----
OCCUPANCY (PERCENT)                                    63.4       59.7        59.2        59.1        60.7         61.6
PERCENTAGE CHANGE FROM PRIOR YEAR                       0.6       -5.7        -0.9        -0.1         2.7          1.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR                   0.4       -3.6        -0.5         0.0         1.6          0.9

AVERAGE DAILY RATE ($)                             $  85.79   $  85.00   $   83.71   $   83.46   $   84.94    $   87.30
PERCENTAGE CHANGE FROM PRIOR YEAR                       5.5       -0.9        -1.5        -0.3         1.8          2.8

ANNUAL REVPAR ($, SEAS. ADJ.)                      $ 19,840   $ 18,533   $  18,079   $  18,010   $  18,822    $  19,619
PERCENTAGE CHANGE FROM PRIOR YEAR                       6.2       -6.6        -2.4        -0.4         4.5          4.2

INFLATION AS MEASURED BY CPI                            3.4        2.8         1.6         2.6         1.7          2.4

REAL GDP, PERCENT CHANGE FROM PRIOR YEAR                3.8        0.3         2.4         2.4         3.8          3.6

AVERAGE DAILY ROOMS SOLD (000S)                       2,644      2,551       2,570       2,603       2,705        2,781
PERCENTAGE CHANGE FROM PRIOR YEAR                       3.4       -3.5         0.8         1.3         3.9          2.8

          Sources: PricewaterhouseCoopers LLP (2003 to 2005)

     Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

     The next step in drilling down to the subject market is to study regional and state trends.

[IRR LOGO]                                                               PAGE 27

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

     REGIONAL & STATE TRENDS

     Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                      OPERATING PERFORMANCE - DECEMBER 2002
                 YEAR TO DATE - DECEMBER 2002 VS. DECEMBER 2001

                                                                                                              ROOM   ROOM   ROOM
                                 OCCUPANCY %                    ADR ($)                   REVPAR ($)           REV   AVAIL  SOLD
SEGMENT                      2002   2001   % CHG      2002       2001    % CHG    2002      2001       % CHG  % CHG  % CHG  % CHG
UNITED STATES                59.2   59.8   -1.0       83.15      84.45   -1.5     49.24     50.49      -2.5   -0.7     1.8    0.8

REGION
   NEW ENGLAND               60.0   61.2   -2.0       98.69     101.55   -2.8     59.20     62.19      -4.8   -2.3     2.7    0.6
   MIDDLE ATLANTIC           63.4   63.7   -0.5      109.44     111.55   -1.9     69.44     71.02      -2.2   -0.4     1.9    1.5
   SOUTH ATLANTIC            59.1   59.4   -0.5       81.05      81.63   -0.7     47.86     48.50      -1.3    0.4     1.8    1.2
   E N CENTRAL               54.8   55.3   -0.9       75.04      75.94   -1.2     41.10     41.97      -2.1   -0.2     2.0    1.0
   E S CENTRAL               55.9   54.9    1.8       61.19      60.24    1.6     34.21     33.07       3.4    4.6     1.1    3.0
   W N CENTRAL               56.0   56.4   -0.7       65.22      64.78    0.7     36.56     36.54       0.1    1.6     1.5    0.9
   W S CENTRAL               57.4   58.7   -2.2       71.07      71.08   -0.1     40.72     41.74      -2.4   -0.1     2.4    0.0
   MOUNTAIN                  61.2   61.8   -1.0       82.51      83.78   -1.5     50.47     51.80      -2.6   -1.7     0.9   -0.2
   PACIFIC                   62.9   64.0   -1.7       96.15     100.09   -3.9     60.53     64.03      -5.5   -3.6     2.0    0.3

PRICE
   LUXURY                    65.8   65.6    0.3      137.85     143.32   -3.8     90.73     94.06      -3.5   -1.5     2.1    2.4
   UPSCALE                   61.7   61.7    0.0       91.05      93.18   -2.3     56.22     57.50      -2.2    0.3     2.6    2.6
   MIDPRICE                  57.2   58.1   -1.5       68.40      69.58   -1.7     39.13     40.44      -3.2   -0.9     2.4    0.8
   ECONOMY                   54.8   56.1   -2.3       54.11      54.26   -0.3     29.68     30.44      -2.5   -1.5     1.0   -1.2
   BUDGET                    56.1   58.0   -3.3       42.27      41.22    2.5     23.69     23.90      -0.9   -1.5    -0.6   -4.0

Source: Smith Travel Research, December 2002 Lodging Outlook

                      YEAR TO DATE - MAY 2003 VS. MAY 2002


                                                                                       PERCENT CHG FROM YTD 2002
                               OCCUPANCY %          ADR ($)          REVPAR ($)       ---------------------------
                               ------------     ---------------    --------------     ROOM        ROOM       ROOM
SEGMENT                        2003    2002      2003     2002      2003     2002     REV         AVAIL      SOLD
-------                        ----    ----     ------   ------    -----    -----     ----        -----      ----
UNITED STATES                  56.7    57.8      83.92    84.63    47.59    48.88     -1.2         1.5       -0.3
                               ----    ----     ------   ------    -----    -----     ----        ----       ----
   NEW ENGLAND                 52.0    54.1      91.76    94.01    47.70    50.83     -3.7         2.6       -1.3
   MIDDLE ATLANTIC             56.9    59.0     102.88   106.81    58.56    63.03     -5.3         1.9       -1.7
   SOUTH ATLANTIC              59.6    60.6      85.53    85.44    51.01    51.81     -0.3         1.3       -0.4
   E N CENTRAL                 49.9    50.5      72.76    72.75    36.30    36.71      0.5         1.7        0.5
   E S CENTRAL                 55.1    53.7      60.94    59.70    33.58    32.09      5.6         0.9        3.4
   W N CENTRAL                 49.3    50.9      63.66    63.52    31.41    32.31     -1.4         1.4       -1.7
   W S CENTRAL                 56.5    58.6      71.60    73.08    40.44    42.82     -3.9         1.7       -2.0
   MOUNTAIN                    60.1    61.0      89.81    90.69    54.01    55.29     -1.2         1.2       -0.2
   PACIFIC                     60.1    60.9      96.30    96.76    57.84    58.92     -0.1         1.7        0.3
                               ----    ----     ------   ------    -----    -----     ----        ----       ----
PRICE
   LUXURY                      65.1    66.1     144.55   147.48    94.15    97.52     -1.0         2.5        1.0
   UPSCALE                     59.0    60.1      90.83    92.24    53.55    55.43     -0.8         2.7        0.7
   MIDPRICE                    54.3    55.5      67.47    68.14    36.66    37.84     -1.8         1.3       -0.8
   ECONOMY                     51.2    52.5      51.97    52.03    26.62    27.33     -2.4         0.2       -2.2
   BUDGET                      53.5    54.6      40.48    40.24    21.66    21.98     -1.5        -0.1       -2.1

     State performance is shown below.

[IRR LOGO]                                                               PAGE 28

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                              OHIO HOTEL & LODGING
                    DECEMBER 2002 COMPARED WITH DECEMBER 2001

                                                              OPERATING PERFORMANCE - DECEMBER
                                 -------------------------------------------------------------------------------------------
                                      OCCUPANCY %      AVERAGE ROOM RATE         REVPAR           REVENUE   SUPPLY    DEMAND
                                 ------------------   -------------------  --------------------   -------   ------    ------
     SEGMENT                     2002   2001  % CHG    2002   2001  % CHG  2002    2001   % CHG    % CHG    % CHG     % CHG
--------------------             ----   ----  -----   -----  -----  -----  -----  ------  -----   -------   ------    ------
   United States                 59.2   59.8    -1    83.15  84.45  -1.5   49.24  50.49   -2.5     -0.7      1.8       0.8
       Ohio                      53.2   53.3  -0.2    67.07  67.56  -0.7   35.71  35.99   -0.8      1.2      1.9       1.9
Cincinnati, Oh-Ky-In             51.7   50.1   3.2    68.43  69.77  -1.9   35.39  34.96    1.2      0.2       -1       2.2
   Cleveland, Oh                   55   57.4  -4.2    75.3   77.51  -2.9   41.41  44.47   -6.9     -3.9      3.2      -1.1
   Columbus, Oh                  56.9   58.6  -2.9    71.07   70.8   0.4   40.44  41.46   -2.5      2.9      5.5       2.5
     Akron, Oh                   54.4   52.9   2.8    64.91  66.69  -2.7   35.28  35.31   -0.1      0.3      0.4       3.1
   Sandusky, Oh                  40.9   38.2   7.1    76.32  75.64   0.9   31.25  28.92    8.1      9.6      1.4       8.6
     Toledo, Oh                  54.1   53.7   0.7    60.66  60.37   0.5    32.8  32.43    1.1      2.5      1.3         2
Youngstown-Warren, Oh            46.1   47.9  -3.8    58.45  59.11  -1.1   26.96  28.32   -4.8     -6.5     -1.8      -5.5
   Ohio North Area               51.7   49.6   4.2    60.39     60   0.7   31.23  29.77    4.9        7      1.9       6.3
 I-75 Corridor North               47   48.4  -2.9    55.44  55.21   0.4   26.04  26.73   -2.6     -3.4     -0.9      -3.8
     Dayton Oh                     55   56.8  -3.2    61.84  60.55   2.1      34  34.37   -1.1      0.4      1.5      -1.7
  Springfield Oh                 49.2   49.2     0    60.04  60.73  -1.1   29.54  29.89   -1.2        3      4.2       4.2

SOURCE: Smith Travel Research

                              SMITH TRAVEL RESEARCH
                      OHIO HOTEL & LODGING COMP CITIES CVB
                       APRIL 2003 COMPARED WITH APRIL 2002

                                                   OPERATING PERFORMANCE - APRIL - YEAR TO DATE
                            -----------------------------------------------------------------------------------------
                                OCCUPANCY           AVERAGE ROOM RATE            REVPAR       REVENU   SUPPLY  DEMAND
                            -----------------   ------------------------  ------------------  ------   ------  ------
     SEGMENT                2003  2002  % CHG   2003      2002     % CHG  2003  2002   % CHG  % CHG    % CHG   % CHG
--------------------        ----  ----  -----   -----     -----    -----  ----- -----  -----  ------   ------  ------
    United States           55.7  56.9  -2.1    84.31     85.07    -0.9   46.97 48.38   -2.9  -1.4      1.6    -0.5
        Ohio                46.9  47.6  -1.5    65.15     64.79     0.6   30.54 30.85   -1.0   0.8      1.8     0.2

Cincinnati, Oh-Ky-In        48.1  47.4   1.5    66.79     66.18     0.9   32.12 31.34    2.5   1.2     -1.3     0.2
   Cleveland, Oh            48.1  48.4  -0.6    71.00     73.52    -3.4   34.13 35.61   -4.2  -3.7      0.5    -0.3
   Columbus, Oh             52.1  54.1  -3.7    71.32     69.98     1.9   37.14 37.85   -1.9   2.2      4.1     0.2
    Akron, Oh               46.9  46.6   0.6    63.54     63.05     0.8   29.77 29.35    1.4   3.7      2.2     2.9
   Sandusky, Oh             23.8  24.1  -1.2    52.79     53.24    -0.8   12.57 12.80   -1.8  -1.8      0.0    -1.0
    Toledo, Oh              46.2  51.2  -9.8    60.46     60.49     0.0   27.91 31.00  -10.0  -8.1      2.0    -8.1
   Youngstown-
    Warren, Oh              41.0  38.8   5.7    57.86     55.93     3.5   23.75 21.68    9.5   9.5      0.0     5.9
 Ohio North Area            43.2  43.5  -0.7    57.11     56.07     1.9   24.69 24.37    1.3   4.3      2.9     2.4
I-75 Corridor North         41.0  42.1  -2.6    55.44     54.82     1.1   22.76 23.05   -1.3  -1.3      0.0    -2.4
    Dayton Oh               50.9  50.6   0.6    62.93     61.57     2.2   32.02 31.16    2.8   6.2      3.3     3.9
  Springfield Oh            45.9  46.4  -1.1    58.21     58.87    -1.1   26.72 27.34   -2.3  -1.9      0.4    -0.8

SOURCE: Smith Travel Research

[IRR LOGO]                                                               PAGE 29

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

     LOCAL TRENDS

     It is hopeful by market participants that slowing room starts and demand recovery will enhance the occupancy rates for hotels beginning in mid to late 2003. New supply within the subject's market area is assessed by studying the Smith Travel Response Report for the market tract within which the subject is located. New hotels have been added between 1999 and 2003 within the Ohio South Area and are summarized as follows.

                              NEW SUPPLY 1998-2003

            HOTEL                         YR OPEN     # ROOMS
Hampton Inn, Marysville                     1999           78
Holiday Inn Express, Marysville             2002           72
Country Hearth Inn, Urbana                  2000           40
Shawnee Inn, Logan                          1999           22
Country Hearth Inn, Washington C.H.         1999           40
Comfort Inn, Cambridge*                     1999           71
Knights Inn, Old Washington                 1999           54
EconoLodge, St. Clairsville                 2001           62
Country Inn & Suites, St. Clairsville       2002           66
Holiday Inn Express, Fairfield              2000           80
Hampton Inn, Fairfield                      1999          100
AmeriHost & Suites, Oxford                  2000           62
Holiday Inn, Oxford                         2002           60
Marriott, Cincinnati North                  2000          295
Wingate Inn, West Chester                   2002           90
Ramada Plaza, Wilmington                    2002          116
Holiday Inn Express, Greenville             2001           95
Hampton Inn, Sydney                         1999           68
Holiday Inn Express, Portsmouth             2000           61
AmeriHost, Waverly                          2003           64
Super 8, Athens                             1999           54
Hampton Inn, Marietta                       2001           80

TOTAL                                                   1,730

* included in competitive set

     In 1998, 9,250 rooms existed. Additions through 2003 were 1,730 rooms, indicating supply growth of 18.7% over five years. Largely, the majority is limited service and a few full service hotels. Despite occupancy decreases, demand growth occurred over time to absorb at least a portion of this new supply. Demand leakage to new supply occurred. The subject's competitive set has shown decreasing room nights sold for 2002.

     Demand for hotel rooms can be categorized as: 1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels; 2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or 3)

[IRR LOGO]                                                               PAGE 30

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

     "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows.

     DEMONSTRATED DEMAND

     Demand for hotels in any given area is measured by occupancy percentages and average daily rates. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in determining the market potential for a property.

     We have identified a competitive set and quantified their historical performance. Historical demand change was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

     INDUCED DEMAND

     Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to through sales and marketing efforts and availability of appropriate facilities. Induced demand has been generated historically in the general subject area by new business growth.

     UNSATISFIED DEMAND

     Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced as well. No unsatisfied demand is projected.

     SEGMENTATION OF DEMAND

     Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

     Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Corporate demand among the competitive set is trucking related.

     Group demand is generated by corporate, commercial, or association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand in the subject market area consists of recreational activity, such as bus tours and group events.

     Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social groups. In the summer transient demand also occurs during the week but is still strongest on the weekends. In the subject area leisure demand includes Interstate and local traffic.

[IRR LOGO]                                                               PAGE 31

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                            SOURCES OF DEMAND GROWTH
                        GENERAL LODGING INDUSTRY TRENDS

       TRAVEL INDUSTRY ASSOCIATION *           2000    2001     2002    2003f    2004f
Unemployment Rate (%)                          4.0       4.8     5.8     5.9      5.7
Real GDP (%)                                   3.8       0.3     2.4     2.5      3.6
Consumer Price Index (CPI%)                    3.4       2.8     1.6     2.3      1.6
Total Travel Expenditures in US (%)            7.1      -5.8    -2.3     2.9      5.8
  US Residents                                 6.7      -4.9    -2.0     2.9      5.4
  International Visitors                       9.8     -11.2    -3.8     1.9      3.2
Total Domestic Person Trips (%)                1.0       2.0     0.3     1.9      3.2
Total International Visitors to the US (%)     4.9     -11.9    -6.7     0.7      6.6

  SMITH TRAVEL          1996    1997    1998    1999    2000    2001    2002
Supply Growth USA       2.4     3.6     4.2     4.1     3.1     2.4     1.8
Demand Growth USA       2.2     2.8     3.1     3.2     3.7     -3.4    0.8

           LOCAL SOURCES                                            GROWTH RATE
Population Growth                         0.4%/yr 1990 to 2000, within (1 mile)
Population Projection                     -0.8%/yr between 2003 and 2008
Household Growth                          0.1%/yr 1990 to 2000
Projected Household Growth                -0.6% 2003 to 2008
Traffic Volume                            Approximately 3% total vehicle count per year from 1992 to 2002
Demand Growth Among Competitive Set       2.7%/yr 1997 to 2002

     The above demand is impacted by significant additional new supply in the general market area as well as concerns over economic and market conditions.

          PRIMARY COMPETITORS

          The primary hospitality competitors have been selected from the market as follows

                               PRIMARY COMPETITORS

ID#            PROPERTY            AGE      # RMS
 1      Holiday Inn                1968      109
 2      Comfort Inn                1999       71
 3      AmeriHost                  1998       72
 4      Days Inn                   1974      102
 5      Best Western (subject)     1973       95
 6      Super 8                    1998       43
 7      Travelodge                 1972       48
 8      Budget Host                1971       90
        TOTALS                               630

          Primary competitors total 630 rooms currently. New supply has not occurred since the addition of a 71 room Comfort Inn in 1999.

          The competing hotels in the market area are summarized on the following pages.

[IRR LOGO]                                                               PAGE 32

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #1

TYPE:                    Full Service

PROPERTY:                HOLIDAY INN

LOCATION:                2248 Southgate Parkway
                         Cambridge, Oh 43725
Phone:                   (740) 432-7313
Age:                     1968
Renovation Plans:        Newly renovated guest rooms
# Guest Rooms:           102
#Suites:
# Function Rooms:        3
Amenities:               Fitness center, outdoor pool,
                         restaurant, lounge

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #2

TYPE:                    Limited Service

PROPERTY:                COMFORT INN

LOCATION:                2327 Southgate Parkway
                         Cambridge, Oh 43725
Phone:                   (740) 435-3200
Age:                     1999
Renovation Plans:
# Guest Rooms:           71
#Suites:
# Function Rooms:        1 - holds 225
Amenities:               Indoor pool, whirlpool,
                         continental breakfast, fitness
                         center

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #3

TYPE:                    Limited Service

PROPERTY:                AMERIHOST

LOCATION:                61595 Southgate Parkway
                         Cambridge, Oh 43725
Phone:                   (740) 439-1505
Age:                     1998
Renovation Plans:
# Guest Rooms:           72
#Suites:
# Function Rooms:        1
Amenities:               Indoor pool, whirlpool, fitness
                         center, continental breakfast

[PICTURE]

[IRR LOGO]                                                               PAGE 33

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #4

TYPE:                    Limited Service

PROPERTY:                DAYS INN

LOCATION:                2328 Southgate parkway
                         Cambridge, Oh 43725
Phone:                   (740) 432-5691
Age:                     1974
Renovation Plans:        Newly renovated king rooms
# Guest Rooms:           103
#Suites:
# Function Rooms:        1
Amenities:               Continental breakfast, cable

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #5

TYPE:                    Limited Service

PROPERTY:                BEST WESTERN

LOCATION:                1945 Southgate Parkway
                         Cambridge, Oh 43725
Phone:                   (740) 439-3581
Age:                     1973
Renovation Plans:
# Guest Rooms:           95
#Suites:
# Function Rooms:
Amenities:               Outdoor pool, playground,
                         continental breakfast, lounge

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #6

TYPE:                    Limited Service

PROPERTY:                SUPER 8 HOTEL

LOCATION:                8779 Georgetown Road
                         Cambridge, Oh 43725
Phone:                   (740) 435-8080
Age:                     1998
Renovation Plans:        Newly renovated rooms
# Guest Rooms:           73
#Suites:
# Function Rooms:
Amenities:               Continental breakfast, free local
                         calls

[PICTURE]

[IRR LOGO]                                                               PAGE 34

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #7

TYPE:                    Limited Service

PROPERTY:                TRAVELODGE

LOCATION:                I-70 & SR 209
                         Cambridge, Oh43725
Phone:                   (740) 432-7375
Age:                     1972
Renovation Plans:
# Guest Rooms:           48
#Suites:
# Function Rooms:
Amenities:               Whirlpool, sauna, cable

[PICTURE]

                                  MOTEL SURVEY
                                  COMPARABLE #8

TYPE:                    Limited Service

PROPERTY:                BUDGET HOST

LOCATION:                2321 Southgate Parkway
                         Cambridge, Oh 43725
Phone:                   (740) 432-6391
Age:                     1971
Renovation Plans:
# Guest Rooms:           90
#Suites:
# Function Rooms:
Amenities:               Cable, indoor pool, continental
                         breakfast

[PICTURE]

[IRR LOGO]                                                               PAGE 35

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

[MAP]

     Physical ranking of the competitive set is a methodology developed by Integra Realty Resources to array the competitive set in a subjective physical ranking. Certainly management and marketing efforts can result in increased or diminished performance for individual competitors. However, all things being equal, assuming competent management, our ranking scale should array the competitive set within a reasonable fill pattern. The following chart compares the scoring for various components by comparable.

                          LODGING FUNDAMENTAL SCORECARD

                            PROPERTY      AGE, CONDITION &                              CONVENIENCE TO
RANK #                    AFFILIATION    PERC'D CLEANLINESS    EXPOSURE(1)  ACCESS(2)  SUPPORT SERVICES
------                    -----------    ------------------    -----------  ---------  ----------------
  1       HOLIDAY INN          17                 8                9          10              10
  2       COMFORT INN          15                10                9           8              10
  3       AMERIHOST            17                 9                8          10               8
  4       DAYS INN             16                 8                9           8              10
  5       BEST WESTERN         15                 7               10           8               9
  6       SUPER 8              19                 6                9           8               9
  7       TRAVELODGE           16                 6                9           8               9
  8       BUDGET HOST          12                 7                7           8               9

                                       CONVENIENCE TO
                                           DEMAND
RANK #                    LOCATION(3)    GENERATORS      SECURITY(4)  AMENITIES(5)  TOTAL
------                    -----------  --------------    -----------  ------------  -----
  1       HOLIDAY INN         8              7               7            10         86
  2       COMFORT INN         8              7               8             7         82
  3       AMERIHOST           8              7               8             7         82
  4       DAYS INN            8              7               8             6         80
  5       BEST WESTERN        8              7               6             8         78
  6       SUPER 8             8              7               6             5         77
  7       TRAVELODGE          8              7               7             6         76
  8       BUDGET HOST         8              7               5             7         70

1 Signage, frontage, visibilty, building height, etc.

2 Ease of ingress, egress, signalization, congestion, etc.

3 Perception of area, development quality by use, age, market segment, etc.

4 Includes consideration of parking lot lighting & convenience, interior or exterior entry, lock systems, etc.

5 Includes pool, restaurant, lounge, meeting space, ect.

[IRR LOGO]                                                               PAGE 36

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

     The subject falls at 4 in the above list of 8 competitors. This property falls within the mid range of the set, indicating it should earn approximately its natural market share. The subject's score reflects completion of anticipated repairs or renovations, if any.

     Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors is tracked by Smith Travel Research. Total aggregate supply and demand is summarized on the following chart.

                       PERFORMANCE OF PRIMARY COMPETETORS

 YEAR        RNA      CHG.%     RNS      CHG.%   OCCUP.%     CHG.%      ADR       CHG.%    REVPAR     CHG.%
-------    -------    ----    -------    ----    ------     -----     --------    ----    --------    ----
 1997      162,425            104,016              64.0%              $  47.82            $  30.62
 1998      195,675    20.5%   119,940    15.3%     61.3%     -4.3%    $  49.13     2.7%   $  30.11    -1.7%
 1999      219,594    12.2%   117,977    -1.6%     53.7%    -12.4%    $  50.74     3.3%   $  27.26    -9.5%
 2000      230,315     4.9%   117,283    -0.6%     50.9%     -5.2%    $  51.63     1.8%   $  26.29    -3.6%
 2001      230,315     0.0%   119,635     2.0%     51.9%      2.0%    $  52.48     1.6%   $  27.26     3.7%
 2002      230,315     0.0%   118,494    -1.0%     51.4%     -1.0%    $  53.16     1.3%   $  27.35     0.3%

YTD5/02     95,281             40,414              42.4%              $  49.76            $  21.11
YTD5/03     95,281     0.0%    42,515     5.2%     44.6%      5.2%    $  46.59    -6.4%   $  20.79    -1.5%

     The competitive set shows a large increase in supply form 1998 to 1999. Demand has decreased minimally each year from 1999 to 2002 with the exception of a 2% increase in 2001. Occupancy levels have decreased each year as well, with the exception of a 2% increase in 2001. This is largely due to demand leakage to new supply in outlying markets such as Zanesville and St. Clairsville. Occupancy levels have increased 5.2% in 2003 from 2002; these are year to date numbers from January through May.

     Rates increased steadily from 1997 to 2002. Through May 2003, rates have declined 6.4% from the year before.

     SUBJECT PERFORMANCE

     Following is subject performance from 2000 through May 2003.

[IRR LOGO]                                                               PAGE 37

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                          HISTORIC SUBJECT PERFORMANCE

 YEAR      SUBJ. OCC.    CHG.%    SUBJ. ADR    CHG.%    SUBJ. RPAR    CHG.%
-------    ----------    -----    ---------    -----    ----------    ----
 2000           36.50%            $   53.24             $    19.43
 2001           40.20%    10.1%   $   50.46     -5.2%   $    20.28     4.4%
 2002           37.40%    -7.0%   $   51.27      1.6%   $    19.17    -5.5%

YTD5/02         25.00%            $   48.09             $    12.02
YTD5/03         34.00%    36.0%   $   38.78    -19.4%   $    13.19     9.7%

     The subject performance has shown occupancy levels up 10.1% in 2001. This was likely caused by the subject lowering their ADR by 5.2% or $2.78. Occupancy declined by 7% in 2002. Year to date 2003 shows a substantial increase in occupancy of 36% from the same time period in 2002. This was caused by the subject lowering their ADR by 19.4% or $9.31.

     DEMAND GROWTH PROJECTIONS

     Demand fell in 2002 by 0.1% but has increased 5.2% in 2003 through May. We have assumed no new supply in 2003. Since supply growth appears to have slowed, demand leakage should subside. The demand growth going forward may be limited. Most consultants nationally believe the industry will not rebound substantially until 2004. Depending on the outcome of the war, current perceptions are mixed as to an economic and travel rebound. We have projected demand growth of 2% in 2003 through 2005, respectively, among hotels within the subject's competitive set.

     NEW SUPPLY

     No new supply is planned, known about, or rumored. We have concluded no new supply will be added within our competitive boundaries over the next few years.

     MARKET PENETRATION

     Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

     Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. A balance is typically sought by a specific property between penetration and yield.

[IRR LOGO]                                                               PAGE 38

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                          HISTORIC SUBJECT PENETRATION

 YEAR      SUBJ. OCC.    CHG.%   MKT. OCC.    CHG.%   PEN.%
-------    ----------    ----    ---------    ----    ----
 2000           36.50%                50.9%   -5.2%   71.7%
 2001           40.20%   10.1%        51.9%    2.0%   77.4%
 2002           37.40%   -7.0%        51.4%   -1.0%   72.7%

YTD5/02         25.00%                42.4%           58.9%
YTD5/03         34.00%   36.0%        44.6%    5.2%   76.2%

     The subject penetration was 77.4% in 2001 and fell to 72.7% in 2002. Penetration has increased 17.3% in 2003 from the year before. On a stabilized basis, we have concluded that market penetration at above historical levels could be expected with-in the next few years. This, however, appears highly contingent upon retention of the General Manager. We assume going forward, renovations will be done as needed and rates will remain in place and similar. This should allow the subject to earn closer to its natural market share with-in the next few years. We have projected penetration of 80% in 2003, 85% in 2004 and 95% in 2005.

     Based on supply and demand changes, along with the above penetration projections, the following occupancy is projected.

                          SUBJECT OCCUPANCY PROJECTIONS

YEAR      RNA       CHG.%     RNS      CHG.%   OCCUP.%    CHG.%     PENN.     SUBJ. OCC    CHG
----    -------    -----    -------    ----    ------    -----    --------    ---------    ----
1997    162,425             104,016              64.0%
1998    195,675     20.5%   119,940    15.3%     61.3%    -4.3%
1999    219,594     12.2%   117,977    -1.6%     53.7%   -12.4%
2000    230,315      4.9%   117,283    -0.6%     50.9%    -5.2%       71.7%        36.5%
2001    230,315      0.0%   119,635     2.0%     51.9%     2.0%       77.4%        40.2%   10.1%
2002    230,315      0.0%   118,494    -1.0%     51.4%    -1.0%       72.7%        37.4%   -7.0%
2003    230,315      0.0%   120,864     2.0%     52.5%     2.0%       80.0%        42.0%   12.2%
2004    230,315      0.0%   123,281     2.0%     53.5%     2.0%       85.0%        45.5%    8.4%
2005    230,315      0.0%   125,747     2.0%     54.6%     2.0%       95.0%        51.9%   14.0%

     Stabilized occupancy of between 42% and 53% appears reasonable over the next few years. We have utilized direct capitalization in our income analysis. Stabilized occupancy of 50% is relied upon in this analysis.

     AVERAGE DAILY RATE

     The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages. The following average daily rate yield comparison to its primary competitive set is summarized in the following chart.

[IRR LOGO]                                                               PAGE 39

DAYS INN CAMBRIDGE                                       LODGING MARKET ANALYSIS

                           HISTORIC SUBJECT ADR YIELD

 YEAR       SUBJ. ADR     CHG.%   MKT. ADR    CHG.%   YIELD
-------     ---------    -----    --------    ----    -----
 2000       $   53.24             $  51.63     1.8%   103.1%
 2001       $   50.46     -5.2%   $  52.48     1.6%    96.2%
 2002       $   51.27      1.6%   $  53.16     1.3%    96.4%

YTD5/02     $   48.09             $  49.76             96.6%
YTD5/03     $   38.78    -19.4%   $  46.59    -6.4%    83.2%

     The subject shows an increased daily rate yield in 2002. In 2003 the daily rate yield is substantially down 19.4% or $9.31 year to date from 2002.

     The subject market has shown average daily rate increases each year from 2000 to 2002. In 2003 the subjects markets daily rate yield has decreased 6.4% year to date from 2002. We have projected the market will sustain additional rate decreases over the 2003 market period. We anticipate a rate decrease of -4% for 2003, increasing 1% in 2004 and 2% 2005.

     On a stabilized basis, the projected subject yield is 95%. Projections of subject rates are as follows.

                       MARKET AND SUBJECT ADR PROJECTIONS

YEAR    SUBJ. ADR    CHG.%   MKT. ADR    CHG.%   YIELD    SUBJ. ADR    CHG.%
----    ---------    ----    --------    ----    -----    ---------    ----
2000    $   53.24            $  51.63     1.8%   103.1%   $   53.24
2001    $   50.46    -5.2%   $  52.48     1.6%    96.2%   $   50.46    -5.2%
2002    $   51.27     1.6%   $  53.16     1.3%    96.4%   $   51.27     1.6%
2003                         $  51.03    -4.0%    95.0%   $   48.48    -5.4%
2004                         $  51.54     1.0%    95.0%   $   48.96     1.0%
2005                         $  52.57     2.0%    95.0%   $   49.94     2.0%

     CONCLUSION

     The ADR and occupancy projections for the subject property on a stabilized basis are 50% and $50.

[IRR LOGO]                                                               PAGE 40

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

     The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by the Guernsey County Auditor's office. The subject photographs of the property appear in Addendum C.

     PHYSICAL FEATURES

LAND AREA             Approximately 3.616 acres, or 427,019 square feet.
CONFIGURATION         Irregular in shape (See site plan following this section).
TOPOGRAPHY            Sloped
DRAINAGE              Adequate.
FLOOD PLAIN
COMMUNITY PANEL #     39059C0092C / 2-17-1989
FLOOD ZONE            Zone X
FLOOD INSURANCE       Not typically required within this zone.
ENVIRONMENTAL HAZARDS
Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.
GROUND STABILITY
We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

STREETS, ACCESS, FRONTAGE

                STREET                               STATE ROUTE 209
                                                     (SOUTHGATE PARKWAY)
                FRONTAGE                             247.38 (approx.)
                PAVING                               Asphalt
                CURBS/GUTTERS                        Yes
                SIDEWALKS                            Yes
                LANES                                4
                DIRECTION OF TRAFFIC                 North/south
                CONDITION                            Fair
                TRAFFIC LEVELS                       Moderate to High
                SIGNALS/TRAFFIC CONTROL              No
                ACCESS                               Two curb cuts
                VISIBILITY                           Good

[IRR LOGO]                                                               PAGE 41

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

     LEGAL

          ZONING

          DESIGNATION       GS - General Service

          PERMITTED USES    General commercial, hotel/motel, auto service,
                            restaurants, parks, etc.
          CONFORMANCE       Based on our inspection, and a discussion with the
                            zoning official, the current use of the site constitutes a legally permissible use that conforms to the current zoning ordinance.

          EASEMENTS, ENCUMBRANCES, AND MORATORIA
          We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property. ENCROACHMENTS
          We were not provided a survey. However, an inspection of the site revealed no apparent encroachment(s).

     UTILITIES

                        UTILITY                 PROVIDER
                        WATER                   Public
                        SEWER                   Public
                        ELECTRICITY             Public
                        NATURAL GAS             Public
                        LOCAL TELEPHONE         Public

     SUMMARY OF LAND DESCRIPTION

     Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, visibility, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site.

[IRR LOGO]                                                               PAGE 42

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

     The following description is based on our inspection of the property, a discussion with the owner, and a review of the county records.

     EXTERIOR DESCRIPTION

NAME OF PROPERTY                  Days Inn
GENERAL PROPERTY TYPE             Limited Service
SPECIFIC PROPERTY USE             Hotel
SIZE
     GROSS BUILDING AREA (GBA)    43,200 square feet
     NUMBER OF ROOMS              102
     SOURCE OF SF INFORMATION     Property record card
NUMBER OF BUILDINGS               1
STORIES                           4
CONFIGURATION                     Rectangular
YEAR BUILT                        1974
ESTIMATED EFFECTIVE AGE           20 years
ESTIMATED PHYSICAL LIFE           40 years (per Marshall Valuation Service)
TYPE/QUALITY OF CONSTRUCTION      Class C building, average quality (per
                                  Marshall Valuation Service)
FOUNDATION                        Concrete slab
STRUCTURAL FRAME                  Concrete
EXTERIOR WALLS/WINDOWS            Drivit and masonry block with wood decking and
                                  spindles on side railing, insulated pane in
                                  anodized aluminum frames windows
ROOF                              Porte Cochere has standing seam metal roof in
                                  good condition. Built up roof over hotel needs
                                  repair work. Room 401 showed signs of water
                                  damage, maybe mold issues.
SPECIAL FEATURES                  Safe, hair dryer, alarm clock and outdoor pool

ROOM MIX

        ROOM TYPE           TOTAL NUMBER
        KING                     91
        DOUBLE                   11
        TOTAL                   102

[IRR LOGO]                                                               PAGE 43

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

     INTERIOR DESCRIPTIONS

INTERIOR PARTITIONING             Commercial vinyl wall coverings

CEILING COVER                     Ceilings consist of a combination of painted
                                  drywall and suspended acoustical ceiling
                                  panels, sprayed popcorn over concrete.

WALL COVER                        Commercial vinyl wall coverings

FLOOR COVER                       Primarily commercial grade carpet in rooms and
                                  hall ways, ceramic tile floors in bathrooms.

LIGHTING Combination of florescent and incandescent lighting

BATHROOM FIXTURES                 Bathrooms include a porcelainized bathtub with
                                  ceramic tile flooring, laminate vanity top
                                  with porcelainized bowl and single level
                                  chrome faucet, florescent light fixtures

OTHER SPECIAL FEATURES            Units are of average construction, built to be
                                  operated as a limited service lodging
                                  facility. Smoke alarms are hard wired
                                  throughout.

CONDITION                         Average

     EQUIPMENT AND MECHANICAL SYSTEMS

HVAC HVAC in guest rooms as well as the common areas are through the wall G.E. Zone Line units

ELECTRICAL                    Three phase four wire circuit breaker

PLUMBING                      Copper supplies, plastic wastes in each room

FIRE PROTECTION               Wired smoke detectors located throughout

ELEVATORS                     None

SECURITY SYSTEM               Card key electronic locks for individual rooms

FURNITURE, FIXTURES           Rooms are furnished with either a queen, king or
& EQUIPMENT                   two full size beds. FF&E includes TV's with
(FF&E)                        remote, desk and upholstered desk chair, activity
                              table, night stands, art work, safe and clock
                              radio.

CONDITION                     Upon inspection the subject property appeared to
                              be in average condition. Visual examination of all
                              building components is not possible in order to
                              determine any concealed structural components or
                              serviceability of mechanical systems. Inspections
                              of this type are beyond the scope of the
                              investigation required for this assignment.
                              Mechanical systems and structural systems are
                              reportedly in average condition.

[IRR LOGO]                                                               PAGE 44

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

     SITE IMPROVEMENTS

     PARKING

     NUMBER OF SPACES FOR TRUCKING    90 plus 6 full rig spaces

     SURFACE TYPE/CONDITION           Asphalt paving needs sealed and stripped.
                                      Some patching required

     ADEQUACY                         Average
     LANDSCAPING
     Average, mature
     DRAINAGE AND RETENTION
     Catch basins are located throughout the parking lot. Drainage appears adequate.

IMPROVEMENTS ANALYSIS

     CONDITION                    Average, the property has been well maintained

     DEFERRED MAINTENANCE         Discussion with the Manager indicated several
                                  items which will require replacements in the near future. These are listed below.

                                    -  Roof may need repaired; room 401 has
                                       water damage on ceiling. Mold/mildew
                                       problems should be determined.

                                    -  Approx. 15 windows are fogged, need
                                       repaired

                                    -  Parking lot needs patching, sealed and
                                       stripped

                                    -  Case goods, spreads and drapes need
                                       replaced on 4th floor (approx. 27 rooms)

                                    -  70 new 25" TV sets

                                    -  Some rooms need carpet to be stretched
                                       and relayed

                                  Deferred maintenance costs are estimated by our office at $100,000 subject to contractor estimate, and Days Inn requirements.

     HISTORY OF MAINTENANCE       The interior and exterior appear to have been
                                  reasonably well maintained; renovations and repairs have been done as needed.

     QUALITY OF CONSTRUCTION      Average

     FUNCTIONAL UTILITY           Our inspection did not reveal any significant
                                  items of functional obsolescence. An exterior pool, play ground area, laundry facility, lounge and lobby exist.

     ADA COMPLIANCE               Unknown; assumed compliant

     ENVIRONMENTAL                We are neither considered experts nor
                                  competent to assess environmental issues. Upon physical inspection of the site and improvements, no indication "to the untrained eye" of environmental hazard was found. Unless stated otherwise, we assume no hazardous conditions exist on or near the subject. We recommend the client consider retaining an expert in this area.

SUMMARY OF IMPROVEMENTS DESCRIPTION

The subject improvements are average quality construction and considered adequate for operation as a Days Inn. The hotel building has been well maintained with updates as needed.

[IRR LOGO]                                                               PAGE 45

DAYS INN CAMBRIDGE                                             PROPERTY ANALYSIS

Floor plans

[IRR LOGO]                                                               PAGE 46

DAYS INN CAMBRIDGE                                      REAL ESTATE TAX ANALYSIS

REAL ESTATE TAX ANALYSIS

     The subject property is identified as tax parcel 07-00040. The subject is located within the city of Cambridge. For tax year 2002, the district had a gross rate of $60.50 and an effective rate of. 57.875643. Assessed values in Guernsey County are 35% of market value and the gross taxes are subject to a 10% statewide rollback if paid on time. Following is the subject's annual taxes based on the Guernsey County Auditor's value estimates of the land and improvements.

                               DAYS INN CAMBRIDGE

Land                                        $  213,220

Improvements                                $ 9,58,340

MARKET VALUE                                $1,171,560

Assessed Value @35%                         $  410,046

Effective Tax Rate/$1000                     57.875643

Gross Taxes                                 $   23,732

10% Statewide Rollback                      $    2,373

NET TAX                                     $   21,359

     The subject's 2002 payable 2003 real estate tax assessment totaled $1,171,560, resulting in total annual tax of $21,359.

     Personal property taxes are also charged for lodging properties that maintain furniture, fixtures and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures and equipment in rooms as well as office equipment. Actual personal property tax that was reported by the County had a joint book value of $56,450 or tax of $3,446. This book value includes the Best Western and Days Inn, both owned by Beckelbe LTD when 2002 personal property taxes were paid. Days Inn's 2002 personal property tax is allocated on a pro rata basis (by room number) to have been $1,909. Combined property tax is $23,268. Discussion with the County Auditor's office indicates that the sale will not trigger a reassessment. Therefore, the taxes used in our expense ProForma are $23,268.

[IRR LOGO]                                                               PAGE 47

DAYS INN CAMBRIDGE                                 HIGHEST AND BEST USE ANALYSIS

HIGHEST AND BEST USE ANALYSES

     PROCESS

     Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

             - Legally permissible under the zoning laws and other restrictions that apply to the site.

             -    Physically possible for the site.

             -    Economically feasible.

             - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

     AS THOUGH VACANT

          LEGALLY PERMISSIBLE

          Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned General Service Commercial District, which is for a broad range of commercial uses. Permitted uses include retail, commercial and hotel. Given prevailing land use patterns in the area, and recognizing the principle of conformity, commercial uses have been given further consideration in determining highest and best use of the site, as though vacant.

          PHYSICALLY POSSIBLE

          The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 3.616 acres.

          FINANCIALLY FEASIBLE

          Based on the information discussed in the Market Analysis section of this report, there has been historic demand for hotel properties in the market. New hotels have been constructed in the general area.

          MAXIMALLY PRODUCTIVE

          Limited service hotel use meets the previous three tests. Declining occupancies and significant new supply suggest hotel feasibility would be marginal. The highest and best use of the site, as though vacant, could include ultimate hotel development. Additionally, retail commercial, restaurant or other commercial uses are possible.

[IRR LOGO]                                                               PAGE 48

DAYS INN CAMBRIDGE                                 HIGHEST AND BEST USE ANALYSES

     AS IMPROVED

          The subject site has been developed with a 102 unit, limited service lodging facility.

          The existing use is consistent with the Highest and Best Uses of the site as if it were vacant. Moreover, it produces a positive cash flow, and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

          There are no alternative uses that could reasonably be expected to provide a higher present value than the current hotel use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.

[IRR LOGO]                                                               PAGE 49

DAYS INN CAMBRIDGE                                            VALUATION ANALYSIS

VALUATION ANALYSIS

VALUATION METHODOLOGY

     The traditional methods of processing market data into a value indication include:

          -    Cost Approach;

          -    Sales Comparison Approach; and

          -    Income Capitalization Approach.

     The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties.

     The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

     The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

     We have used two approaches to value (the sales comparison and income capitalization approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.

[IRR LOGO]                                                               PAGE 50

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

SALES COMPARISON APPROACH

     In the sales comparison approach to value, the following steps have been taken in estimating market value.

          -    Research recent sales of comparable improved properties;

          - Select the most comparable sales and present the pertinent data on these sales;

          - Adjust the sales for differences in the various elements of comparison; and,

          - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

     In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the region. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected several improved sales as most comparable and as best indicators of value for the subject.

     We have studied and verified many transactions in Ohio, Kentucky, Indiana and Michigan. Integra Realty Resources have researched a variety of extended stay, limited service and full service transfers over the last several years. Comparable facilities are cited as sales in the following pages.

[IRR LOGO]                                                               PAGE 51

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #1

NAME:                    DAYS INN CINCINNATI

LOCATION:                559 Donaldson Road,
                         Erlanger, Kentucky

GRANTOR:                 RINA Inc.
                         Triangle Investments

GRANTEE:                 Hospitality LLC

DATE OF SALE:            3/2002

TERMS:                   Cash to seller

VERIFICATION:            E. Belfrage to R.
                         Deardorff, appraiser

PROPERTY DATA
   AGE:                  1972
   NO. OF RMS:           146

[MAP]

SALES PRICE:                   $2,640,000 + $300,000 in renovations = $2,940,000

ROOMS INCOME:                  $1,000,000 projected

NET OPERATING INCOME:          $340,000 projected

RATIOS OF COMPARISON

   PRICE/ROOMS:                $20,137

   ROOM REVENUE MULTIPLIER:    2.9

   OVERALL RATE:               11.6%

COMMENTS:                      Retained Days Inn affiliation. Buyer completed
                               renovation costs of $300,000 to reposition subject. Revenues and expenses projected by appraisal. Restaurant on site is leased.

[PICTURE]

[IRR LOGO]                                                               PAGE 52

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #2

NAME:                    RED ROOF INN

LOCATION:                11345 Chester Road,
                         Sharonville, Ohio 45246

GRANTOR:                 Red Roof Inns, Inc.

GRANTEE:                 Sharonville Super, Inc.

DATE OF SALE:            4/29/02

TERMS:                   Cash to seller

VERIFICATION:            E. Belfrage to B. Niehaus,
                         broker

[MAP]

PROPERTY DATA

   AGE:                  1974

   NO. OF RMS:            108

SALES PRICE:                   $1,700,000 + $200,000 = $1,900,000

ROOMS INCOME:                  $709,000 est.

NET OPERATING INCOME:          $240,000

RATIOS OF COMPARISON

   PRICE/ROOMS:                $17,592

   ROOM REVENUE MULTIPLIER:    2.4

   OVERALL RATE:               12.6%

COMMENTS:                      This limited service property is a former Red
                               Roof Inn. Buyer to convert to Super 8.
                               Renovations of $200,000 for conversion. Adjacent to the Sharonville Convention Center and former
                               Super 8 that was demolished.

[PICTURE]

[IRR LOGO]                                                               PAGE 53

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #3

NAME:                    BEST WESTERN FAIRBORN

LOCATION:                800 North Broad Street
                         Fairborn, Ohio 45324

GRANTOR:

GRANTEE:                 Castrop Wolfe & Blinn (CWB Properties)

DATE OF SALE:            January 9, 2001

TERMS:                   Cash to seller
                         Terry Baltes, broker

PROPERTY DATA

   AGE:                  1970

   NO. OF RMS:           142

[MAP]

SALES PRICE:                   $3,137,389

ROOMS INCOME:                  $1,500,000 est.

NET OPERATING INCOME:          $375,000 est.

RATIOS OF COMPARISON

   PRICE/ROOMS:                $22,094

   ROOM REVENUE MULTIPLIER:    2.1

   OVERALL RATE:               12%

COMMENTS:                      Close to Wright Patterson AFB. Property does
                               significant VOQ business. Not at freeway location. Restaurant and F&B Division leased at $60,000 per year. No PIP required by BW. Buyer owns Hotel Management Company operating in Ohio and Michigan.

[PICTURE]

[IRR LOGO]                                                               PAGE 54

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #4

NAME:                    CROSS COUNTRY INN

LOCATION:                1704 Toll Gate Drive,
                         Maumee, Ohio 43537

GRANTOR:                 M/M Donald R. & Cheryl A.
                         Kenney

GRANTEE:                 Hare Krishna (LLC)

DATE OF SALE:            11/16/2001

TERMS:                   Cash to seller

PROPERTY DATA

   AGE:                  1987

   NO. OF RMS:           120

[MAP]

SALES PRICE:                   $2,500,000 + $200,000 = $2,700,000

ROOMS INCOME:                  $900,000

NET OPERATING INCOME:          $315,000.

RATIOS OF COMPARISON

   PRICE/ROOMS:                $20,833

   ROOM REVENUE MULTIPLIER:    3.0

   OVERALL RATE:               11.7%

COMMENTS:                      Purchaser may convert to Super 8. Sales were
                               $900,000 in 2000, $800,000 in 2001. After
                               conversion, buyer expects approximately $900,000.
                               Buyer owns adjacent Comfort Inn.

[PICTURE]

[IRR LOGO]                                                               PAGE 55

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #5

NAME:                    CROSS COUNTRY INN

LOCATION:                550 E. National Road,
                         Vandalia, Ohio

GRANTOR:                 Donald R. Kenney Trustee

GRANTEE:                 Bajarangi Corp.

DATE OF SALE:            July 2002

TERMS:                   Cash to seller

VERIFICATION:            Erol D'Souza, broker

PROPERTY DATA

   AGE:                  1986

   NO. OF RMS:           94

[MAP]

SALE SPRICE:                   $1,900,000 + $1,750,000 = $2,075,000

ROOMS INCOME:                  $775,000

NET OPERATING INCOME:          $250,000

RATIOS OF COMPARISON

   PRICE/ROOMS:                $22,074

   ROOM REVENUE MULTIPLIER:    2.7

   OVERALL RATE:               12%

COMMENTS:                      Buyer converted to Super 8 at expense of
                               $175,000. Buyer believed he could convert to Super 8 and stabilize revenue at $750,000 to $820,000. Replaced locks, TVs and carpet. Sales as CCI were $600,000 in 2001.

[PICTURE]

[IRR LOGO]                                                               PAGE 56

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                                    SALE #6

NAME:                    BEST WESTERN

LOCATION:                1945 Southgate Parkway
                         Cambridge, Oh

GRANTOR:                 Beckelbe LTD

GRANTEE:                 Zalu Inc.

DATE OF SALE:            5/23/2003

TERMS:                   Cash to seller

VERIFICATION:            E. Belfrage to Erol
                         D'Souza, Broker

PROPERTY DATA

   AGE:                  1973

   NO. OF RMS:           95

[MAP]

SALES PRICE:                   $2,200,000 + $30,000 (deferred maintenance) =
                               $2,230,000

ROOMS INCOME:                  $864,101

NET OPERATING INCOME:          $271,611

RATIOS OF COMPARISON

   PRICE/ROOMS:                $23,474

   ROOM REVENUE                2.6

   MULTIPLIER:

   OVERALL RATE:               12%

COMMENTS:                      Buyer to spend $30,000 to repair/replace carpet
                               and wood decking. The site contains a 3,966 SF vacant building which could be renovated and used for office or restaurant use.

[PICTURE]

[IRR LOGO]                                                               PAGE 57

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                              MOTEL SALE ACTIVITY

                                                                          DATE OF            #       SALE               MULT
#           NAME                LOCATION                 GRANTEE            SALE     AGE    RMS      PRICE      $/RM      I     OAR
---  -------------------  --------------------   -----------------------  --------   ----   ---   ----------   -------  ----   ----
1    Days Inn Cincinnati  559 Donaldson Rd.      Triangle Investments       3/2002   1972   146   $2,940,000   $20,137   2.9   11.6%
                          Cincinnati, OH         Hospitality LLC

2    Red Roof Inn         11345 Chester Road     Sharonville Super, Inc.   4/29/02   1974   108   $1,900,000   $17,592   2.4   12.6%
                          Cincinnati, OH

3    Best Western         800 N. Broad Street    Castrop Wolfe & Blinn    1/9/2001   1970   142   $3,137,389   $22,094   2.1     12%
                          Fairborn, OH

4    Cross Country Inn    1704 Toll Gate         Hare Krishna             11/16/01   1987   120   $2,700,000   $20,833   3.0   11.7%
     (Super 8)            Maumee, Ohio

5    Cross Country Inn    550 E. National Road   Bajarangi Corp             7/2002   1986    94   $2,075,000   $22,074   2.7     12%
     (Super 8)            Vandalia, Ohio

6    Best Western         1945 Southgate Pkwy    Zalu Inc.                 5/23/03   1973    95   $2,230,000   $23,474   2.6     12%
                          Cambridge, OH

     When considering this data in comparison to the subject it is noted that the price per room indication ranged from a low of $17,592 per unit to a high of $23,474. A closer range of indications is provided by the room revenue multiplier. This data indicates a low range of 2.1 to a high of
     3.0. The upper range provided by comparable 1 and 4. Integra Realty Resources monitors several trade publications as well as maintaining constant discussions with regionally based hotel brokers. Market participants are relying on multipliers similar to those indicated by the sale activity. We have concluded to a 2.2 to 2.4 multiplier in this analysis. Calculations are as follows.

          Room Sales x Room Revenue Multiplier = Indicated Value
          ----------   -----------------------   ---------------
           $930,750              2.2               $2,047,650

                                       Rounded     $2,000,000

          Room Sales x Room Revenue Multiplier = Indicated Value
          ----------   -----------------------   ---------------
           $930,750             2.4                $2,233,800

                                       Rounded     $2,200,000

     The above indication provides a price per unit range of from $19,608 to $21,569. The following RevPar adjustment chart has been prepared for comparison of the cited sales to the subject.

[IRR LOGO]                                                               PAGE 58

DAYS INN CAMBRIDGE                                     SALES COMPARISON APPROACH

                            REVPAR ADJUSTMENT CHART

                                            1                2                3               4             5               6
                                                                                        CROSS COUNTRY     CROSS
                           SUBJECT       DAYS INN       RED ROOF INN     BEST WESTERN       INN        COUNTRY INN    BEST WESTERN
ELEMENTS OF COMPARISON    PROPERTY    CINCINNATI, OH   SHARONVILLE, OH   FAIRBORN, OH    MAUMEE, OH    VANDALIA, OH   CAMBRIDGE, OH
-----------------------------------------------------------------------------------------------------------------------------------
Sale Price                            $    2,940,000   $     1,900,000   $  3,137,389    $2,700,000    $  2,075,000   $   2,230,000
# of Rooms                       102             146               108            142           120              94              95

Date of Sale                                  3/2002           4/29/02       1/9/2001      11/16/01          7/2002         5/23/03

Year Opened                     1973            1972              1974           1970          1987            1986            1973
-----------------------------------------------------------------------------------------------------------------------------------
Property Rights
Conveyed                 Fee Simple     Fee Simple        Fee Simple      Fee Simple     Fee Simple     Fee Simple     Fee Simple
Adjustment

Adjusted Unit Price                   $       20,137   $        17,592   $     22,094    $   20,833         $22,074   $      23,474
-----------------------------------------------------------------------------------------------------------------------------------
Conditions of Sale       Arms Length     Similar           Similar          Similar       Similar         Similar        Similar
Adjustment

Adjusted Unit Price                   $       20,137   $        17,592   $     22,094    $   20,833    $     22,074   $      23,474
-----------------------------------------------------------------------------------------------------------------------------------
RevPar                   $     25.00  $        18.76   $         17.99   $      28.94    $    20.55    $      22.59   $       24.92
Adjustment                                       +33%              +39%           -14%          +22%            +11%              3%

Adjusted Unit Price                   $       26,782   $        24,453   $     19,001       $25,416    $     24,502   $      24,178
-----------------------------------------------------------------------------------------------------------------------------------

     After consideration of the RevPar adjustment to the price per room indication, a range from $19,001 to $26,782 is offered. Sales 5 and 6 required the lowest net adjustment and offer a unit price approximating $24,000 to $24,500. We have concluded to a unit price of $24,000.

     Calculations are as follows.

           Unit Price x # Units = Indicated Value
           ----------   -------   ---------------
            $24,000       102     $2,448,000

                        Rounded   $2,500,000

     The price per unit and room revenue multiplier calculations indicates a range of from $2,000,000 to $2,500,000 by the Sales Comparison Approach.

[IRR LOGO]                                                               PAGE 59

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

INCOME CAPITALIZATION APPROACH

     INTRODUCTION

     The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

     Following is an overview of the steps used in the income capitalization approach.

          - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

          -    Estimate expenses.

          -    Calculate the reconstructed net operating income.

          - Select a capitalization rate from the market to use in direct capitalization.

          - Perform a discounted cash flow analysis to estimate value through yield analysis, if applicable.

          - Reconcile a value indication for the income capitalization approach.

     INCOME ESTIMATE

     Economic rent is market rent or that rent a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area.

     In the market analysis section we discussed supply and demand characteristics, primary competitors, demand growth trends, new supply and predicted occupancy and rates for the subject property over the near term future. We have estimated occupancy and rate on a stabilized basis as discussed in the market analysis section. The following conclusions resulting in total stabilized room revenue are as follows.

[IRR LOGO]                                                               PAGE 60

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

Rooms         X        Days of the Year           =    Room Nights Available
-----                  ----------------                ---------------------
102                         365                               37,230

RNA           X        Projected Occupancy        =    Room Nights Sold
----                   -------------------             ----------------
37,230                       50%                         18,615

RNS           X        Average Daily Rate         =    Room Sales
---                    ------------------              ----------
18,615                     $50                         $930,750

     ESTIMATION OF NET OPERATING INCOME

     The above projected occupancy and ADR are calculated on a stabilized basis. We have assumed the subject remains a Days Inn in the determination of occupancy penetration and rate yield.

     Historical operating expenses have been presented in the Uniform System of Hotel Accounts. Operating statements from 2000 through 2002 were provided by the owner. These are summarized on the following page.

     In addition to actual costs, we have acquired two Host Reports from PKF Consulting. These reports are based on year end operating statements for limited service lodging facilities.

[IRR LOGO]                                                               PAGE 61

DAYS INN CAMBRIDGE       INCOME CAPITALIZATION APPROACH

                               DAYS INN CAMBRIDGE
                        HISTORICAL OPERATING STATEMENTS

DESCRIPTION                                        2000        %REV      PAR      POR           2001        %REV
-----------                                        ----        ----      ---      ---           ----        ----
INCOME:
ROOMS                                     102     $722,457     94.21%   $7,083  $   53.24     $755,179      95.60%
FOOD & BEVERAGE                                   $      0      0.00%   $    0  $       -     $      0       0.00%
TELEPHONE                                         $ 16,355      2.13%   $  160  $    1.21     $ 16,946       2.15%
OTHER                                             $ 28,073      3.66%   $  275  $    2.07     $ 17,827       2.26%
TOTAL REVENUE                                     $766,885    100.00%   $7,518  $   56.51     $789,952     100.00%
EXPENSE:
OPERATED DEPT.
ROOMS                                             $224,826     31.12%   $2,204  $   16.57     $236,203      31.28%
FOOD & BEVERAGE                                   $      0    #DIV/0!   $    0  $       -     $      0     #DIV/0!
TELEPHONE                                         $  8,729     53.37%   $   86  $    0.64     $ 10,645      62.82%
OTHER OPERATED DEPT.                              $      0      0.00%   $    0  $       -     $      0       0.00%
TOTAL OPER. DEPT. EXPENSE                         $233,555     30.46%   $2,290  $   17.21     $246,848      31.25%
UNDISTRIBUTED EXPENSE
ENERGY                                            $ 46,557      6.07%   $  456  $    3.43     $ 45,562       5.77%
MARKETING                                         $ 42,499      5.54%   $  417  $    3.13     $ 36,564       4.63%
REPAIR & MAINTENANCE                              $ 56,140      7.32%   $  550  $    4.14     $ 50,107       6.34%
ADMIN. & GENERAL                                  $ 87,607     11.42%   $  859  $    6.46     $ 99,851      12.64%
TOTAL UNDISTRIBUTED EXP.                          $232,803     30.36%   $2,282  $   17.15     $232,084      29.38%
MANAGEMENT                                        $      0      0.00%   $    0  $       -     $      0       0.00%
FRANCHISE FEES                                    $ 50,781      6.62%   $  498  $    3.74     $ 50,447       6.39%
FIXED EXPENSE
INSURANCE                                         $ 11,003      1.43%   $  108  $    0.81     $ 10,222       1.29%
REAL ESTATE TAX                                   $ 32,978      4.30%   $  323  $    2.43     $ 33,228       4.21%
LEASE / RENT                                      $      0      0.00%   $    0  $       -     $      0       0.00%
RESERVES                                          $      0      0.00%   $    0  $       -     $      0       0.00%
TOTAL FIXED EXPENSE                               $ 43,981      5.74%   $  431  $    3.24     $ 43,450       5.50%
TOTAL EXPENSE                                     $561,120     73.17%   $5,501  $   41.35     $572,829      72.51%
NET OPERATING INCOME                              $205,765     26.83%   $2,017  $   15.16     $217,123      27.49%
ROOMS SOLD                                          13,571                                      14,967
OCCUPANCY                                             36.5%                                       40.2%
AVERAGE DAILY RATE                                $  53.24                                    $  50.46
AVE F&B PER OCCUPIED ROOM                         $   0.00                                    $   0.00

DESCRIPTION                                  PAR        POR        2002       %REV      PAR       POR
-----------                                  ---        ---        ----       ----      ---       ---
INCOME:
ROOMS                                       $7,404  $    50.46    $714,072    96.12%   $7,001  $     51.27
FOOD & BEVERAGE                             $    0  $        -    $      0     0.00%   $    0  $         -
TELEPHONE                                   $  166  $     1.13    $ 12,959     1.74%   $  127  $      0.93
OTHER                                       $  175  $     1.19    $ 15,833     2.13%   $  155  $      1.14
TOTAL REVENUE                               $7,745  $    52.78    $742,864   100.00%   $7,283  $     53.34
EXPENSE:
OPERATED DEPT.
ROOMS                                       $2,316  $    15.78    $231,260    32.39%   $2,267  $     16.60
FOOD & BEVERAGE                             $    0  $        -    $      0   #DIV/0!   $    0  $         -
TELEPHONE                                   $  104  $     0.71    $  9,220    71.15%   $   90  $      0.66
OTHER OPERATED DEPT.                        $    0  $        -    $      0     0.00%   $    0  $         -
TOTAL OPER. DEPT. EXPENSE                   $2,420  $    16.49    $240,480    32.37%   $2,358  $     17.27
UNDISTRIBUTED EXPENSE
ENERGY                                      $  447  $     3.04    $ 52,961     7.13%   $  519  $      3.80
MARKETING                                   $  358  $     2.44    $ 43,873     5.91%   $  430  $      3.15
REPAIR & MAINTENANCE                        $  491  $     3.35    $ 59,512     8.01%   $  583  $      4.27
ADMIN. & GENERAL                            $  979  $     6.67    $120,362    16.20%   $1,180  $      8.64
TOTAL UNDISTRIBUTED EXP.                    $2,275  $    15.51    $276,708    37.25%   $2,713  $     19.87
MANAGEMENT                                  $    0  $        -    $      0     0.00%   $    0  $         -
FRANCHISE FEES                              $  495  $     3.37    $ 47,020     6.33%   $  461  $      3.38
FIXED EXPENSE
INSURANCE                                   $  100  $     0.68    $ 15,323     2.06%   $  150  $      1.10
REAL ESTATE TAX                             $  326  $     2.22    $ 23,110     3.11%   $  227  $      1.66
LEASE / RENT                                $    0  $        -    $      0     0.00%   $    0  $         -
RESERVES                                    $    0  $        -    $      0     0.00%   $    0  $         -
TOTAL FIXED EXPENSE                         $  426  $     2.90    $ 38,433     5.17%   $  377  $      2.76
TOTAL EXPENSE                               $5,616  $    38.27    $602,641    81.12%   $5,908  $     43.27
NET OPERATING INCOME                        $2,129  $    14.51    $140,223    18.88%   $1,375  $     10.07
ROOMS SOLD                                                          13,928
OCCUPANCY                                                             37.4%
AVERAGE DAILY RATE                                                $  51.27
AVE F&B PER OCCUPIED ROOM                                         $   0.00

[IRR LOGO]                                                               PAGE 62

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

                                   HOST REPORT
                             LIMITED SERVICE HOTELS

                                             EAST NORTH CENTRAL                  ECONOMY                       75 TO 125 ROOMS

                                            %       $ POR     $PAR        %        $ POR     $PAR         %      $ POR        $PAR
REVENUE
  Rooms                                    95.9%    $74.39   $16,811     96.7%     $54.70   $12,199      96.4%   $71.56      $16,844
  Food                                        0%    $    0   $     0        0%     $    0   $     0         0%   $    0      $     0
  Beverage                                    0%    $    0   $     0        0%     $    0   $     0         0%   $    0      $     0
  Other Food & Beverage                       0%    $    0   $     0        0%     $    0   $     0         0%   $    0      $     0
  Telecommunications                        1.5%    $ 1.14   $   259      1.2%     $  .67   $   149       1.3%   $ 0.93      $   220
  Other Operated Departments                1.6%    $ 1.22   $   275       .7%     $  .38   $    86       1.3%   $ 0.97      $   229
  Rentals & Other Income                      1%    $  .78   $   175      1.4%     $  .81   $   180       1.0%   $ 0.76      $   179
  Cancellation Fee                            0%    $  .02   $     4       .0%     $    0   $     0        .0%   $    0      $     0
  TOTAL REVENUES                          100.0%    $77.55   $17,524    100.0%     $56.56   $12,614     100.0%   $74.22      $17,472
DEPARTMENTAL EXPENSES
  Rooms                                    26.4%    $19.67   $ 4,444     27.5%     $15.06   $ 3,359      25.2%   $18.02      $ 4,242
  Food & Beverage                             0%    $    0   $     0        0%     $    0   $     0         0%   $    0      $     0
  Telecommunications                       87.6%    $    1   $   227    143.2%     $  .96   $   213     110.2%   $ 1.03      $   242
  Other Operated Departments                1.7%    $ 1.32   $   298       .4%     $  .23   $    52       1.4%   $ 1.06      $   249
  TOTAL EXPENSES                           28.4%    $21.99   $ 4,969     28.7%     $16.25   $ 3,624      27.1%   $20.11      $ 4,733
TOTAL DEPARTMENTAL PROFIT                  71.6%    $55.56   $12,555     71.3%     $40.31   $ 8,990      72.9%   $54.11      $12,739
UNDISTRIBUTED OPERATING EXPENSES
  Administrative & General                  9.8%    $ 7.62   $ 1,721      9.9%     $ 5.62   $ 1,254       9.6%   $ 7.11      $ 1,673
  Marketing                                 5.7%    $ 4.40   $   994      4.4%     $ 2.51   $   560       5.9%   $ 4.40      $ 1,037
  Utility Costs                             4.6%    $ 3.54   $   800      5.9%     $ 3.36   $   749       4.7%   $ 3.49      $   822
  Property Operating & Maintenance            6%    $ 4.65   $ 1,051      6.2%     $ 3.49   $   778       5.6%   $ 4.13      $   972
  TOTAL UNDISTRIBUTED OPERATING EXPENSES   26.1%    $20.21   $ 4,566     26.5%     $14.98   $ 3,341      25.8%   $19.13      $ 4,504

  GROSS OPERATING PROFIT                   45.5%    $35.35   $ 7,989     44.8%     $25.33   $ 5,649      47.1%   $34.98      $ 8,235

    Franchise Fees (Royalty)                2.6%    $ 2.05   $   463      2.7%     $ 1.51   $   336       2.9%   $ 2.18      $   513
    Management Fees                         2.9%    $ 2.25   $   508      2.6%     $ 1.49   $   332       3.1%   $ 2.33      $   547

INCOME BEFORE FIXED CHARGES                  40%    $31.05   $ 7,018     39.5%     $22.33   $ 4,981      41.1%   $30.47      $ 7,175

SELECTED FIXED CHARGES
  Property Taxes                            5.7%    $ 4.42   $   999      5.6%     $ 3.15   $   702       4.2%   $ 3.13      $   736
  Insurance                                  .9%    $  .68   $   153      1.6%     $  .89   $   199       1.3%   $  .93      $   220
  Reserve for Capital Replacement           3.2%    $ 2.46   $   555      2.9%     $ 1.61   $   360       2.4%   $ 1.75      $   412

AMOUNT AVAILABLE FOR DEBT SERVICE & OTHER
FIXED CHARGES *                            30.2%    $23.49   $ 5,311     29.4%     $16.68   $ 3,720      33.2%   $24.66      $ 5,807
OCCUPANCY                                             61.8%                          61.4%                         64.7%
ROOMS                                                  116                            125                           106
AVERAGE RATE                                        $74.39                         $54.70                        $71.56

Source: Smith Travel Research 2002

        Limited Service Luxury and Upscale Properties are grouped together

[IRR LOGO]                                                               PAGE 63

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

                                PKF TREND REPORT

LIMITED SERVICE HOTELS
RATIOS TO REVENUES AND DOLLARS PER AVAILABLE ROOM

                                           ALL LIMITED-SERVICE   AVERAGE FOR TOP
                                                 HOTELS               25%*        NORTH CENTRAL    75 TO 150 ROOMS $50.00 TO $70.00
                                           -----------------------------------------------------------------------------------------
                                               %      $ PAR       %      $ PAR     %     $ PAR      %      $ PAR     %       $ PAR
REVENUES:
Rooms                                         96.2   $ 14,497    95.9   $ 20,286  95.5   $12,344   96.3   $14,464   96.0   $  13,039
Telecommunications                             1.7        257     1.8        387   1.6       200    1.7       261    1.7         229
Other Operated Departments                     1.3        200     1.4        304   2.5       317    1.3       190    1.4         190
Rentals and Other Income                       0.8        113     0.8        171   0.5        60    0.7       111    0.9         127
                                           -----------------------------------------------------------------------------------------
    Total Revenues                           100.0   $15,068    100.0   $21,147  100.0   $12,921  100.0   $15,027  100.0   $  13,585

DEPARTMENTAL COSTS AND EXPENSES:
Rooms                                         25.0   $  3,761    20.8   $  4,396  27.0   $ 3,493   25.6   $ 3,846   25.8   $   3,506
Telecommunications                             1.5        218     1.1        225   1.6       200    1.5       221    1.6         216
Other Operated Departments                     0.4         64     0.5         95   0.4        57    0.4        66    0.3          42
                                           -----------------------------------------------------------------------------------------
    Total Costs and Expenses                  26.8   $  4,042    22.3   $  4,717  29.0   $ 3,749   27.5   $ 4,133   27.7   $   3,763
                                           -----------------------------------------------------------------------------------------
Total Operated Departmental Income            73.2   $ 11,026    77.7   $ 16,431  71.0   $ 9,172   72.5   $10,893   72.3   $   9,822

UNDISTRIBUTED OPERATING EXPENSES:
Administrative and General                     9.2   $  1,388     7.6   $  1,608  10.3   $ 1,325    9.3   $ 1,394    9.5   $   1,291
Franchise Fees - including Marketing Fees      5.0        760     5.2      1,089   4.3       551    5.4       808    4.6         623
Marketing                                      2.5        374     2.0        420   3.0       392    2.4       366    2.7         371
Property Operation and Maintenance             5.3        802     4.1        870   6.1       782    5.5       832    5.3         718
Utility Costs                                  5.1        774     4.1        861   5.4       692    5.1       767    5.5         741
Other Unallocated Operated Departments           -          -       -          -     -         -      -         -      -           -
                                           -----------------------------------------------------------------------------------------
    Total Undistributed Expenses              27.2   $  4,097    22.9   $  4,848  29.0   $ 3,743   27.7   $ 4,167   27.6   $   3,745
                                           -----------------------------------------------------------------------------------------
Income before Fixed Charges                   46.0   $  6,929    54.8   $ 11,583  42.0   $ 5,429   44.8   $ 6,726   44.7   $   6,077

MANAGEMENT FEES, PROPERTY TAXES, AND
INSURANCE:
Management Fees                                2.9   $    442     3.1   $    658   2.1   $   271    2.9   $   435    2.5   $     342
Property Taxes and Other Municipal Charges     4.6        698     3.7        783   6.2       797    4.8       723    4.8         655
Insurance                                      1.1        163     0.8        170   1.3       172    1.1       168    1.2         156
                                           -----------------------------------------------------------------------------------------
    Total Management Fees, Property Taxes,
     and Insurance                             8.6   $  1,302     7.6   $  1,611   9.6   $ 1,240    8.8   $ 1,327    8.5   $   1,153
                                           -----------------------------------------------------------------------------------------
Income before Other Fixed Charges             37.3   $  5,626    47.2   $  9,971  32.4   $ 4,189   35.9   $ 5,399   36.3   $   4,924
                                           -----------------------------------------------------------------------------------------

Source: Trends 2002

[IRR LOGO]                                                               PAGE 64

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     REVENUES

     ROOMS REVENUE

          Room revenue was projected at the beginning of this section at $930,750. This is supported by a detailed penetration and yield study within the Market Analysis section.

     TELEPHONE INCOME

          Telephone revenue historically has ranged from $127 to $166 per available room. This is equivalent to annual revenue of $12,959 to $16,946. This is also equivalent to $0.93 to $1.21 per occupied room. Telephone revenue is declining due to cellular usage. We have estimated total telephone revenue at $14,500.

     OTHER INCOME

          Other income in the subject property has historically been limited to guest laundry, meeting room income, vending revenue, etc. Other revenue historically has ranged from $15,833 to $16,946 or $155 to $275 per available room. This is equivalent to $1.14 to $ 2.07 per occupied room. We have projected stabilized other revenue at $17,400, or $0.93 per occupied room.

     EXPENSES

     ROOMS EXPENSE

          Room's expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, and miscellaneous expenses.

                                  ROOMS EXPENSE

                                      SUBJECT HISTORY               HOST               PKF             SUBJECT
                                        2000/01/02             LO         HI      LO          HI    STABILIZED YR
RATIO TO DEPT. REVENUE              31.1%,31.3%,32.4%           25.2%      27.5%        NA             30%
$ PER OCCUPIED RM                   $16.57,$15.78,$16.60      $15.06     $19.67         NA
$ PER AVAIL ROOM/YR                 $2,204,$2,316,$2,267      $3,359     $4,444         NA

          In this analysis we have concluded to 30% of total revenue.

     TELEPHONE EXPENSE

          Telephone expense includes local and long distance calls and line charges.

                                TELEPHONE EXPENSE

                                       SUBJECT HISTORY                HOST                 PKF            SUBJECT
                                         2000/01/02               LO         HI        LO      HI      STABILIZED YR
RATIO TO DEPT. REVENUE                53.4%,62.8%,71.2%           87.6%      143.2%         NA              75%
$ PER OCCUPIED RM                     $0.64,$0.71,$0.66          $0.96      $ 1.03          NA
$ PER AVAIL ROOM/YR                     $86,$104,$90             $ 213      $  242          NA

In this analysis we have utilized 75% of telephone revenue.

[IRR LOGO]                                                               PAGE 65

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     OTHER EXPENSE

          No other expenses have been utilized.

     ENERGY COSTS

          Energy costs include all heat, light and power costs.

                                 ENERGY EXPENSE

                                      SUBJECT HISTORY              HOST                PKF         SUBJECT STABILIZED
                                        2000/01/02             LO        HI      LO           HI          YR
RATIO TO DEPT. REVENUE                6.1%,5.8%,7.1%            4.6%      5.9%    4.1%        5.5%        6.5%
$ PER OCCUPIED RM                     $3.43,$3.04,$3.80       $3.36     $3.54           NA
$ PER AVAIL ROOM/YR                   $456,$447,$519          $ 749     $ 822    $692        $861

          Energy expense is increasing and is projected at 6.5% or $3.36 per occupied room.

     MARKETING

          Marketing expenses includes outdoor advertising, which is a large portion the marketing income. This is understandable considering the proximately of two large interstate highways.

                                MARKETING EXPENSE

                                      SUBJECT HISTORY              HOST                PKF         SUBJECT STABILIZED
                                        2000/01/02             LO        HI      LO          HI            YR
RATIO TO DEPT. REVENUE                5.5%,4.6%,5.9%            4.4%       5.9%     2%         3%       5.5%
$ PER OCCUPIED RM                     $3.13,$2.44,$3.15       $2.51     $ 4.40          NA
$ PER AVAIL ROOM/YR                   $417,$358,$430          $ 560     $1,037   $366       $420

          We have projected 5.5% in this analysis.

     FRANCHISE FEES

          The subject is a Days Inn. Maintenance of the affiliation is crucial to continued operation at the projected performance. Days Inn's royalty costs are 6.5% of room's revenue, which equates to 6.28% of total revenue. Only royalties are included in this line item. Various chain franchise affiliation costs are summarized on the following pages.

[IRR LOGO]                                                               PAGE 66

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

          Franchise fee chart

[IRR LOGO]                                                               PAGE 67

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

    REPAIR AND MAINTENANCE

          Repair and maintenance expenses include building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs. Most hotel operators utilize a maintenance expense for day-to-day repairs. Replacements are allocated under a reserve account.

                         REPAIR AND MAINTENANCE EXPENSE

                                       SUBJECT HISTORY             HOST                PKF          SUBJECT STABILIZED
                                         2000/01/02            LO        HI       LO        HI              YR
RATIO TO DEPT. REVENUE                7.3%,6.3%,8%              5.6%       6.2%   4.1%      6.1%          6%
$ PER OCCUPIED RM                     $4.14,$3.35,$4.27       $3.49     $ 4.65          NA
$ PER AVAIL ROOM/YR                   $550,$491,$583          $ 778     $1,051   $718      $870

          In this analysis we have concluded to 6% of total revenue as a stabilized maintenance expense.

     ADMINISTRATIVE AND GENERAL

          Administrative and general expenses include the general manager and administrative salaries, office expenses, supplies, credit card fees, accounting, bookkeeping, computer expense and systems, bank charges, professional fees, etc.

                       ADMINISTRATIVE AND GENERAL EXPENSE

                                      SUBJECT HISTORY                HOST                  PKF               SUBJECT
                                        2000/01/02               LO         HI      LO            HI      STABILIZED YR
RATIO TO DEPT. REVENUE               11.4%,12.6%,16.2%            9.6%       9.9%     7.6%        10.3%      12.5%
$ PER OCCUPIED RM                    $6.46,$6.67,$8.64         $ 5.62     $ 7.62            NA
$ PER AVAIL ROOM/YR                  $859,$979,$1,180          $1,254     $1,721   $1,291       $1,608

          Based on the subjects historical expenses an administrative and general expense of 12.5% is projected in this analysis.

     MANAGEMENT

          Management fees historically have not been recorded. Management companies often charge an incentive management fee in addition to a base. Total fees of between 2% and 5% are customary. The Korpacz Investors Survey cites the following chart.

[IRR LOGO]                                                               PAGE 68

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

                            RESERVES FOR REPLACEMENT

                               AND MANAGEMENT FEES

                              (% OF TOTAL REVENUE)

                               FIRST QUARTER 2003

                                                 RESERVES FOR                      MANAGEMENT
LODGING SEGMENT                                  REPLACEMENT                          FEES
FULL - SERVICE
RANGE                                            3.00%-8.00%                       1.00%-4.00%
AVERAGE                                             4.39%                             2.81%

ECONOMY/LIMITED SERVICE
RANGE                                            3.00%-6.00%                       2.00%-5.00%
AVERAGE                                             4.44%                             3.56%

LUXURY
RANGE                                            3.00%-7.00%                       1.00%-5.00%
AVERAGE                                             4.36%                             2.77%

EXTENDED STAY
RANGE                                            3.00%-5.00%                       2.00%-5.00%
AVERAGE                                             4.30%                             3.40%

Source: PWC 1st Qtr 2003

          The existing management contract is cancelable upon default. We have considered market management fees in this analysis as the purpose of this report is to determine Fee Simple Market Value. We have utilized 3% of total revenue as the management fee for the subject property.

     INSURANCE

          Subject's historic insurance expense is found on the following chart.

                                INSURANCE EXPENSE

                                     SUBJECT HISTORY              HOST                PKF           SUBJECT STABILIZED
                                       2000/01/02             LO        HI         LO       HI              YR
RATIO TO DEPT. REVENUE               1.4%,1.3%,2.1%            0.9%      1.6%      0.8%    1.3%           1.5%
$ PER OCCUPIED RM                    $0.81,$0.68,$1.10       $0.68     $0.93            NA
$ PER AVAIL ROOM/YR                  $108,$100,$150          $ 153     $ 220       $156    $172

          We have concluded to 1.5% for insurance expense in this analysis.

     REAL ESTATE TAXES

          Guernsey County Auditors Office shows 2002 taxes payable in 2003, including personal property, at $23,268.

[IRR LOGO]                                                               PAGE 69

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     RESERVES

          A 4% reserve for replacement is included in our analysis to account for long term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in average condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. A recent study published by the International Society of Hotel Consultants suggests that reserves are required at a significantly higher percentage of revenue. However until the marketplace recognizes this as a deduction from NOI and adjusts corresponding purchase parameters a 4% reserve is utilized. The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis.

[IRR LOGO]                                                               PAGE 70

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

                               DAYS INN CAMBRIDGE
              PROFORMA INCOME EXPENSE STATEMENT EFFECTIVE 8/1/2005

        DESCRIPTION                  TOTAL      % SALES    $ / RM.     POR
        -----------                  -----      -------    -------     ---
INCOME:
ROOMS                       102    $930,750      96.69%    $9,125     $50.00
FOOD & BEVERAGE                    $      0       0.00%    $    0     $    -
TELEPHONE                          $ 14,500       1.51%    $  142     $ 0.78
OTHER                              $ 17,400       1.81%    $  171     $ 0.93
TOTAL REVENUE                      $962,650     100.00%    $9,438     $51.71

EXPENSE:
OPERATED DEPT.
ROOMS                              $279,225      30.00%    $2,738     $15.00
FOOD & BEVERAGE                    $      0       0.00%    $    0     $    -
TELEPHONE                          $ 10,875      75.00%    $  107     $ 0.58
OTHER OPERATED DEPT.               $      0       0.00%    $    0     $    -
TOTAL OPER. DEPT. EXPENSE          $290,100      30.14%    $2,844     $15.58

UNDISTRIBUTED EXPENSE
ENERGY                             $ 62,572       6.50%    $  613     $ 3.36
MARKETING                          $ 52,946       5.50%    $  519     $ 2.84
FRANCHISE FEES                     $ 60,500       6.28%    $  593     $ 3.25
REPAIR & MAINTENANCE               $ 57,759       6.00%    $  566     $ 3.10
ADMIN. & GENERAL                   $120,331      12.50%    $1,180     $ 6.46
TOTAL UNDISTRIBUTED EXP.           $354,108      36.78%    $3,472     $19.02

MANAGEMENT                         $ 28,880       3.00%    $  283     $ 1.55

FIXED EXPENSE
INSURANCE                          $ 14,440       1.50%    $  142     $ 0.78
TAXES                              $ 23,268       2.42%    $  228     $ 1.25
OTHER                              $      0       0.00%    $    0     $    -
RESERVES                           $ 38,506       4.00%    $  378     $ 2.07
TOTAL FIXED EXPENSE                $ 76,214       7.92%    $  747     $ 4.09

TOTAL EXPENSE                      $749,302      77.84%    $7,346     $40.25

NET OPERATING INCOME               $213,349      22.16%    $2,092     $11.46

ROOMS SOLD                           18,615
OCCUPANCY                             50.00%
AVERAGE DAILY RATE                 $  50.00
AVE F&B PER OCCUPIED ROOM          $   0.00

[IRR LOGO]                                                               PAGE 71

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

CAPITALIZATION

          There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future.

          In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is stabilized. We assume renovations are completed, allowing the subject to maintain its market share. A discounted cash flow is not processed in this analysis.

     DIRECT CAPITALIZATION

          Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

          Historical indications of overall rates from the Market Approach are presented as follows:

SALE #        DATE         OAR
-------------------------------
Sale 1         3/02       11.6%
Sale 2         4/02       12.6%
Sale 3         1/01         12%
Sale 4        11/01       11.7%
Sale 5         7/02         12%
Sale 6         5/03         12%
-------------------------------

     BAND OF INVESTMENT TECHNIQUE

     Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria have become quite restrictive. It should be noted that many lenders are very cautious regarding hotel property due to fears of oversupply from significant construction of hotel projects. This has resulted in lower loan to value and higher debt coverage ratio requirements.

[IRR LOGO]                                                               PAGE 72

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     Realtyrates.com, in their second quarter 2003 survey indicates lodging interest rates at 5.83% to 16.58% with an average of 8.01%. Spreads over 10 year treasuries are 1.49% to 12.24%, with an average of 3.67% shown as follows.

               REALTYRATES.COM INVESTOR SURVEY - 2ND QUARTER 2003

                               PERMANENT FINANCING

                                       HEALTH                    RV/CAMP
                                       SENIOR                    MFG HSG                              SELF    SPECIAL
                        APT.    GOLF   HOUSING   IND.   LODGING  MH PARK  OFFICE  RESTAURANT RETAIL  STORAGE  PURPOSE
                        ----    ----   -------   ----   -------  -------  ------  ---------- ------  -------  -------
Spread Over Base*
Minimum                 1.25%   2.17%    1.40%   1.44%    1.49%    1.30%   1.40%     2.25%    1.40%    1.49%    2.25%
Maximum                 3.95%   6.00%    4.50%   4.55%   12.24%    4.30%   4.80%     7.60%    4.55%    4.80%   10.04%
Average                 2.11%   3.41%    2.67%   2.37%    3.67%    2.24%   2.60%     4.06%    2.49%    3.58%    4.25%
Interest Rate
Minimum                 5.59%   6.51%    5.74%   5.78%    5.83%    5.64%   5.74%     6.59%    5.74%   10.08%    6.59%
Maximum                 8.29%  10.34%    8.84%   8.89%   16.58%    8.64%   9.14%    11.94%    8.89%    8.89%   14.38%
Average                 6.45%   7.75%    7.01%   6.71%    8.01%    6.58%   6.94%     8.40%    6.83%    6.83%    8.59%
Debt Coverage Ratio
Minimum                 1.15    1.25     1.10    1.20     1.30     1.20    1.20      1.30     1.20     1.20     1.25
Maximum                 1.85    1.80     2.00    1.80     2.10     1.80    1.80      2.10     1.80     2.30     2.40
Average                 1.51    1.50     1.54    1.40     1.64     1.42    1.50      1.61     1.39     1.52     1.70
Loan-to-Value Ratio
Minimum                   50%     50%      50%     50%      50%      60%     50%       50%      50%      80%      50%
Maximum                   85%     80%      95%     80%      80%      80%     80%       75%      80%      50%      80%
Average                   74%     66%      72%     72%      67%      73%     68%       66%      72%      69%      67%
Amortization (Yrs.)
Minimum                   20      15       20      20       15       20      20        15       20       20       15
Maximum                   35      30       35      30       30       30      30        25       30       30       30
Average                   27      21       25      26       23       26      28        19       27       28       21
Term (Yrs.)
Minimum                    3       5        3       3        5        5       3         3        3        3        3
Maximum                   40      30       25      30       30       30      30        15       10       10       20
Average                21.50    9.25    13.75   11.67     8.00     9.25    8.00      7.50     6.25     6.25     8.00

*10-YEAR TREASURY

Copyright 2003 RealtyRates.com

     Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

     A Treasury bill rate of 3.31% is applicable as of June 20, 2003. A 400 basis point spread would indicate an interest rate of 7.31%, rounded 7.3%. A mortgage constant based on 20 year amortization period is .0952.

     EQUITY RETURN

     A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

[IRR LOGO]                                                               PAGE 73

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18% to 20%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation of 16% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION             PERCENTAGE       X RATE       = PRODUCT
--------             ----------       ------       ---------
Mortgage                .6%            .0952         .0571
Equity                  .4%              .16          .064
                     Total                           .1211
                                                  Say 12.0%

     NATIONAL STUDIES

     Several organizations maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

TABLE 5
2002 CAP RATE RANKS

2002                             2002     2002 HIGH      2002
RANK        PROPERTY TYPE       LOW (%)      (%)       AVG. (%)
----        -------------       -------   ---------    --------
1       Suburban Multi Family     7.0%      10.0%        8.6%
2       Urban Multi Family        7.0%      10.5%        8.6%
3       Regional Mall             7.0%       9.8%        8.7%
4       Community Mall            8.0%      10.0%        9.3%
5       CBD Office                8.0%      10.8%        9.4%
6       Bulk                      8.3%      11.5%        9.4%
7       Neighborhood Strip        8.5%      10.5%        9.5%
8       Suburban Office           8.8%      10.5%        9.5%
9       Office/Warehouse          8.5%      10.5%        9.5%
10      Manufacturing             8.5%      12.0%        9.7%
11      R&D                       8.8%      11.0%        9.8%
12      CBD Lodging               9.5%      12.5%       11.0%
13      Suburban Lodging         10.0%      13.0%       11.3%
14      Airport Lodging           9.5%      13.0%       11.3%

TABLE 7
2002 DISCOUNT RATE RANKS

2002                             2002     2002 HIGH      2002
RANK        PROPERTY TYPE       LOW (%)      (%)       AVG. (%)
----        -------------       -------   ---------    --------
1       Regional Mall             9.5%      12.0%       10.8%
2       Suburban Multi Family     9.5%      12.0%       10.8%
3       Urban Multi Family        9.5%      14.0%       10.9%
4       Community Mall           10.0%      12.5%       11.2%
5       CBD Office               10.5%      12.5%       11.3%
6       Neighborhood Strip       10.0%      13.0%       11.3%
7       Suburban Office          10.0%      13.0%       11.4%
8       Bulk                     10.0%      14.0%       11.4%
9       Office/Warehouse         10.0%      13.0%       11.4%
10      Manufacturing            10.0%      14.0%       11.7%
11      R&D                      10.0%      13.0%       11.7%
12      CBD Lodging              11.0%      15.0%       13.1%
13      Suburban Lodging         11.5%      15.5%       13.3%
14      Airport Lodging          12.0%      15.0%       13.4%

[IRR LOGO]                                                               PAGE 74

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

                      RERC REAL ESTATE REPORT - SPRING 2003

                                                              HOTEL
                                                   LOW                  HIGH
-----------------------------------------------------------------------------
PRE-TAX YIELD (IRR) (%)
Range**                                            13.0%                14.5%
AVERAGE                                                       13.7%
-----------------------------------------------------------------------------
GOING IN CAP RATE (%)
Range**                                            10.8%                11.5%
AVERAGE                                                       11.0%
-----------------------------------------------------------------------------
TERMINAL CAP RATE (%)
Range**                                            11.5%                12.0%
AVERAGE                                                       11.6%
-----------------------------------------------------------------------------
RENTAL GROWTH
Range**                                            -5.0%                 3.0%
AVERAGE                                                        0.3%
-----------------------------------------------------------------------------
EXPENSE GROWTH
Range**                                             3.0%                 3.2%
AVERAGE                                                        3.1%
-----------------------------------------------------------------------------

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Limited-Service Lodging Market - First Quarter 2003

                                              CURRENT          THIRD QUARTER
         KEY INDICATORS                       QUARTER               2003              YEAR AGO
Discount Rate (IRR)(a)
RANGE                                      12.00%-16.00%       12.00%-16.00%        12.00%-17.00%
AVERAGE                                       14.00%              13.93%               14.44%
CHANGE (Basis Points)                           --                  +7                   -44

Overall Cap Rate IOAR)(a)
RANGE                                      10.00%-14.00%       10.00%-14.00%        10.00%-14.00%
AVERAGE                                       12.06%              12.00%               12.00%
CHANGE (Basis Points)                           --                  +6                   +6

Residual Cap Rage
RANGE                                      10.50%-15.00%       10.50%-15.00%        10.50%-15.00%
AVERAGE                                       12.13%              12.06%               12.28%
CHANGE (Basis Points)                           --                  +7                   -15

Average Daily Rate Chg. Rate(a)
RANGE                                       0.00%-8.00%         0.00%-8.00%          -2.00%-8.00%
AVERAGE                                       1.78%                1.91%                1.31%
CHANGE (Basis Points)                                               -13                  +47

Operating Expense Chg. Rate(a)
RANGE                                       2.00%-4.00%         2.00%-4.00%          2.00%-4.00%
AVERAGE                                        2.96%               2.96%                2.97%
CHANGE (Basis Points)                           --                   0                    -1

Average Marketing Time (in months)
RANGE                                       3.00%-12.00%        3.00%-12.00%         4.00%-12.00%
AVERAGE                                        8.57%               8.57%                 8.38%
CHANGE (Basis Points)                           --                  0                    +2.27

(a)  Rate on unleveraged, all-cash transactions

(b)  Initial rate of change

SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 1ST QRT 2003

[IRR LOGO]                                                               PAGE 75

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

               REALTYRATES.COM INVESTOR SURVEY - 2ND QUARTER 2003
                      LODGING FACILITIES - LIMITED SERVICE

              ITEM                    INPUT                                                                      OAR
MINIMUM
Spread Over 10-Year Treasury            1.69%  DCR TECHNIQUE                    1.55     0.086180        0.65    8.68
Debt Coverage Ratio                     1.55   BAND OF INVESTMENT TECHNIQUE
Interest Rate                           6.03%  Mortgage                           65%    0.086180    0.056017
Amortization                              20   Equity                             35%    0.099500    0.034825
Mortgage Constant                   0.086180   OAR                                                               9.08
Loan-to-Value Ratio                       65%  SURVEYED RATES                                                    9.27
Equity Dividend Rate                    9.95%
MAXIMUM
Spread Over 10-Year Treasury           12.24%  DCR TECHNIQUE                    2.10     0.181120        0.50   19.02
Debt Coverage Ratio                     2.10   BAND OF INVESTMENT TECHNIQUE
Interest Rate                          16.58%  Mortgage                           50%    0.181120    0.090560
Amortization                              15   Equity                             50%    0.200000    0.100000
Mortgage Constant                   0.181120   OAR                                                              19.06
Loan-to-Value Ratio                       50%  SURVEYED RATES                                                   19.44
Equity Dividend Rate                   20.00%
AVERAGE
Spread Over 10-Year Treasury            6.97%  DCR TECHNIQUE                    1.63     0.131389        0.58   12.31
Debt Coverage Ratio                     1.63   BAND OF INVESTMENT TECHNIQUE
Interest Rate                          11.31%  Mortgage                           58%    0.131389    0.075549
Amortization                              18   Equity                             43%    0.144725    0.061508
Mortgage Constant                   0.131389   OAR                                                              13.71
Loan-to-Value Ratio                       58%  SURVEYED RATES                                                   13.69
Equity Dividend Rate                   14.47%

Copyright 2003 RealtyRates.com

     SOURCE: REALTYRATES.COM INVESTOR SURVEY 2ND QTR 2003

SURVEY RANGES (OVERALL CAPITALIZATION RATES)

           STUDY                            RATE RANGE        AVERAGE
-----------------------------------------------------------------------
Integra Realty Resources(1)                   10% - 13%         11.3%
RERC(2)                                   10.8% - 11.5%         11.0%
PWc(3)                                        10% - 14%           12%
Realty Rates(3)                          9.27% - 19.44%        13.69%

(1)  Suburban

(2)  All hotel types

(3)  For Ltd. service hotel product only

[IRR LOGO]                                                               PAGE 76

DAYS INN CAMBRIDGE                                INCOME CAPITALIZATION APPROACH

     OVERALL RATE CONCLUSION

     The applicable techniques used to estimate overall rates indicate a range of 11% to 13.7% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its affiliation, exposure and price point. The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable. Current overbuilding fears have caused buyers and lenders to take a cautious attitude toward hotel assets. The tertiary location warrants a higher capitalization rate. However, this may result in a more predictable supply and demand scenario. While stabilization is above actual performance, location and physical characteristics, as well as current general manager and staffing appear good. In our opinion, the market would balance these items, resulting in a mid range capitalization rate of say 12%. Calculations are as follows.

NET OPERATING INCOME      /    OVERALL RATE    =     VALUE INDICATION

     $213,349                     .1225                 $1,777,908

                                 Rounded                $1,800,000

[IRR LOGO]                                                               PAGE 77

DAYS INN CAMBRIDGE                                                RECONCILIATION

RECONCILIATION

          Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

COST APPROACH                                     Not developed

SALES COMPARISON APPROACH              $2,000,000 to $2,500,000

INCOME CAPITALIZATION APPROACH         $              1,800,000

     COST APPROACH

          The Cost Approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1973. Purchasers of hotel investment properties such as the subject do not typically rely upon the Cost Approach. Additionally, some external obsolescence is noted. A cost indication was not developed.

     SALES COMPARISON APPROACH

          The Sales Comparison Approach is most reliable in an active market when a number of similar properties have recently sold. In this case, several similar sales were available. Because of differences in the various elements of comparison significant adjustments are required for some of the sales. Adjustments were reasonable and the approach deemed valid. Conclusions provide reasonable support for the Income Capitalization Approach. This approach is higher than the Income Approach and likely reflects a buyer's anticipation that given all, a higher NOI ratio could be expected among comparables.

     INCOME CAPITALIZATION APPROACH

          The Income Capitalization Approach is often given primary reliance when evaluating hotel investment properties. The value derived in the Income Capitalization Approach is supported by a relatively large quantity of market data regarding revenues, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the Income Capitalization Approach is given the greatest weight in this analysis.

     FINAL CONCLUSION OF VALUE

          The two applicable indications fall within a relatively wide range. The Sales Comparison Approach is considered less supportive than the indication from the Income Capitalization Approach.

[IRR LOGO]                                                               PAGE 78

DAYS INN CAMBRIDGE                                                RECONCILIATION

          Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the Market Value of the Fee Simple Estate of the subject as a going concern, as of June 25, 2003 is:

                   ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                  ($1,800,000)

          The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

     1. The subject is currently operating as a franchised Days Inn. This appraisal implicitly assumes a sale, at which point the franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed completed under the As Stabilized Value above.

     2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

     3. The subject is an existing Days Inn that was constructed in 1974. The property was evaluated on October 14, 2002 and received a passing score of 499 out of 500. No Product Improvement Plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of market value assumes a sale. A Product Improvement Plan (PIP) will be conducted at the time of application for a franchise transfer. Integra Realty Resources has assumed continued affiliation with Days Inn. The stabilized value assumes that any product improvement items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, indicating a product improvement plan.

     SEGREGATION OF THE GOING CONCERN VALUE

          The value estimate reflects the going concern of the lodging operation, including the contributory value of land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is at $125,000.

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          Business Value exists based on three components: 1) franchise affiliation; 2) management expertise and 3) service. In our analysis we projected 100% market penetration on a stabilized basis and continued affiliation with Days Inn. This suggests business or intangible value exists. Integra Realty Resources have authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%. Occupancy, according to the GM, is 75% to 80% walk in. Days Inn affiliation does not result in a substantial number of reservations. We have estimated reservations at 10% to 15% on a stabilized basis. Assuming 5% of room revenue above the existing cost of franchise fees resides in the revenue, and a 22% NOI ratio at a 12% OAR, business value of $85,250 is indicated. This is rounded to $100,000.

          We have allocated $100,000 of the subject's total going concern value as the business value allocation in this analysis. After deduction of FF&E and business value, the remainder is attributed to real estate and improvements. This allocation is summarized as follows.

FF&E                                 $  125,000

Business Value                       $  100,000

Real Estate                          $1,575,000

Total Hotel                          $1,800,000

          As Is Value is estimated by deducting the Product Improvement Plan
          (PIP) necessary to retain Days Inn affiliation. These costs are unknown, as transfer PIP has not been completed. However, deferred maintenance items estimated in the Improvements Description at $100,000 are deducted for an indication of As Is Value, subject to PIP items. An additional deduction for stabilization costs over the first two years of operation is estimated at $100,000. Indicated As Is Value is $1,600,000 as of June 25, 2003.

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                                   ADDENDUM A

                               SUBJECT PHOTOGRAPHS

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                                   ADDENDUM B

                                  DEFINITIONS

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These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

     - the Uniform Standards of Professional Appraisal Practice 2001 Edition (USPAP);

     - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

     - The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, Chicago, Illinois, 1996 (Eleventh Edition); and/or

     - Marshall Valuation Service, Marshall & Swift, L. P., Los Angeles, California, (MVS).

ACCRUED DEPRECIATION

     The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

APPRAISAL

     The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

     A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

     Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

     The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)

EFFECTIVE DATE OF THE APPRAISAL

     The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to

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     reflect the expectations and perceptions of market participants at the specified date, along with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL PROFIT

     Entrepreneurial profit is a "market-derived figure that represents the amount an entrepreneur EXPECTS to receive for his or her contribution to a project"; may be measured by the difference between the total cost of a property (cost of development) and its market value (property value after completion), which represents the entrepreneur's compensation for the risk and expertise associated with development. The term "entrepreneurial incentive" has the same definition as profit, but the perspective of the use of the word "incentive" is forward-looking (expected reward), whereas the use of the word "profit" indicates a retrospective perspective of a quantifiable amount earned. Unless otherwise noted, as used in this report, the terms are synonymous. (Definition and Eleventh Edition)

EXPOSURE TIME

     Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

     Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

     The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

     The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

GROSS LEASABLE AREA (GLA)

     The total floor area designed for the occupancy and exclusive use of tenants, including basements and mezzanines, and measured from the center of partitioning to outside wall surfaces; the standard measure for shopping centers. (Dictionary)

HIGHEST AND BEST USE

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

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INSURABLE VALUE

     The Appraisal Institute defines insurable value as the value based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. It is that portion of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. Marshall Valuation Service defines insurable value as the "replacement or reproduction cost less deterioration and non-insurable items." (MVS and Dictionary)

INVESTMENT VALUE

     The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

     An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

     The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     -    buyer and seller are typically motivated;

     - both parties are well informed or well advised, and acting in what they consider their best interests;

     -    a reasonable time is allowed for exposure in the open market;

     - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

     - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

     A reasonable marketing period is the period of time it might take to sell a property interest in real estate at or near the concluded market value during the period immediately following the effective date of the appraisal. A marketing period is a function of price, time, use, and anticipated market conditions.

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RENTABLE AREA (NRA)

     The (net) rentable area is the amount of space on which rent is based; it is calculated according to local practice. (Dictionary)

REPLACEMENT COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

USABLE AREA

     The actual occupied area computed by measuring the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas and to the inside finished surface of the dominant portion of the permanent outer building walls. No deductions are made for columns and projection necessary to the building. (Dictionary)

USE VALUE

     The value a specific property has for a specific use. (Dictionary)

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                                   ADDENDUM C

                       PROPERTY AND FINANCIAL INFORMATION

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                                   ADDENDUM D

                                 QUALIFICATIONS

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